UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Soliciting Material under §240.14a-12

APPLIED OPTOELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

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April 24, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of the Stockholders of Applied Optoelectronics, Inc. (the “Company”), on Thursday, June 4, 2020, at 9:30 a.m. Central Time. We plan to hold the meeting at our principal office located at 13139 Jess Pirtle Blvd., Sugar Land, Texas 77478. In light of the current coronavirus (COVID-19) outbreak, we may elect to change the annual meeting location and hold a “virtual” meeting instead of a physical meeting. If we make such a change, we will provide you reasonable advance notice via a press release and filing with the Securities and Exchange Commission, as well as a posting on our Investor Relations website.
The items of business are listed in the following Notice of Annual Meeting of Stockholders and are more fully addressed in the Proxy Statement. At this meeting you are being asked to elect the two Class I directors named in the Proxy Statement to hold office for three-year terms, to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year and to approve, on an advisory basis, our executive compensation.
Please read the Proxy Statement, which presents important information about the Company and each of the items being presented for stockholder vote. Whether or not you intend to be present in person, your vote is very important. Please vote promptly by telephone or internet or by marking, signing and returning your proxy card (if you have received one) so that your shares will be represented. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.
We hope that you will be able to attend the meeting in person. We look forward to seeing you there.
Sincerely yours,
Chih-Hsiang (Thompson) Lin
Chairman and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 4, 2020
The 2020 annual meeting of stockholders (“Annual Meeting”) of Applied Optoelectronics, Inc., a Delaware corporation (the “Company”) will be held on Thursday, June 4, 2020, at 9:30 a.m. Central Time, at our principal offices at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478, for the following purposes:
1.   To elect the two Class I directors named in the Proxy Statement to hold office for three-year terms until the 2023 annual meeting of stockholders and until their respective successors are elected and qualified, which we refer to as Proposal No. 1.
2.   To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, which we refer to as Proposal No. 2.
3.   To approve, on an advisory basis, our executive compensation, which we refer to as Proposal No. 3 or the “say-on-pay” vote.
4.   To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Our Board of Directors recommends a vote FOR Proposals 1, 2 and 3. Stockholders of record at the close of business on April 9, 2020 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices and during the Annual Meeting. The list of stockholders will also be made available for examination by any stockholder during the Annual Meeting.
Securities and Exchange Commission (“SEC”) rules permit us to furnish proxy materials to stockholders over the Internet. We will be mailing to our stockholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our stockholders to connect with the information they need while reducing the environmental impact of our Annual Meeting. If you would prefer to receive a paper copy of the proxy materials, you may request them by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. If you are a stockholder of record, you may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903 or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if requested, a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.
You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you vote at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time prior to the Annual Meeting by following the instructions in the Proxy Statement or by attending the Annual Meeting and voting in person.

Please note that, as part of our concern regarding the health and safety of our shareholders, directors, officers, employees, meeting attendees and the public in light of the current coronavirus (COVID-19) outbreak, we may elect to change the Annual Meeting location and hold a “virtual” meeting instead of a physical meeting. If we make such a change, we will provide you reasonable advance notice via a press release and SEC filing, as well as a posting on our Investor Relations website.
We look forward to seeing you at the Annual Meeting.
By order of the Board of Directors,
David Kuo
General Counsel and Corporate Secretary
April 24, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2020: The Notice of 2020 Annual Meeting of Stockholders, Proxy Statement and the 2019 Annual Report on Form 10-K are available at www.proxyvote.com.
Attending the Meeting
Unless we announce that the meeting will be held “virtually,” the meeting will be held at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478.
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Doors open at 9:00 a.m. Central Time.

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Meeting starts at 9:30 a.m. Central Time.

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Attendance at the Annual Meeting is limited to our stockholders, their proxyholders and guests of the Company. Proof of Company stock ownership and photo identification is required to attend the Annual Meeting.

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The use of cameras or other audio or video recording devices is not allowed.

Due to the public health impact of coronavirus disease 2019 (COVID-19) and related travel concerns, we may impose additional procedures or limitations on meeting attendees beyond those described above and in the accompanying proxy statement. Such additional precautionary measures may include, in compliance with guidance issued by the U.S. Centers for Disease Control, restricting the number of meeting attendees gathered in one room and requiring that all meeting attendees remain at minimum six feet from other persons at all times.
In the event we are unable to hold the meeting in person, we are planning for the possibility that the meeting may be held “virtually” by means of remote communication. If we take this step, we will announce by press release the decision to do so in advance, along with details on how to participate in the meeting. If a meeting by remote communication becomes necessary, it will not impact your ability to vote in advance of the meeting by telephone, internet or mail as described in the accompanying proxy statement.
Questions
For Questions Regarding:	Contact:
Annual meeting	Applied Optoelectronics, Inc. Investor Relations David Kuo at david_kuo@ao-inc.com
Stock ownership for registered holders	Continental Stock Transfer & Trust Company (800) 509-5586 (within the U.S. and Canada) or (212) 509-4000 (worldwide) or cstmail@continentalstock.com
Stock ownership for beneficial holders	Please contact your broker, bank or other nominee
Voting for registered holders	Applied Optoelectronics, Inc. Investor Relations David Kuo at david_kuo@ao-inc.com
Voting for beneficial holders	Please contact your broker, bank or other nominee

Applied Optoelectronics, Inc.

APPLIED OPTOELECTRONICS, INC.
13139 Jess Pirtle Blvd., Sugar Land, TX 77478
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2020
The Board of Directors (the “Board”) of Applied Optoelectronics, Inc. (the “Company”) is soliciting your proxy for the 2020 Annual Meeting of Stockholders to be held on June 4, 2020, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders beginning on April 24, 2020. A Notice of Internet Availability of Proxy Materials indicating how to access our proxy materials over the Internet will be sent, or given, to stockholders beginning on April 24, 2020. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “Applied Optoelectronics” are to Applied Optoelectronics, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2020 Annual Meeting of Stockholders. This Proxy Statement covers our 2019 fiscal year, which was from January 1, 2019 through December 31, 2019 (“fiscal 2019”). Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 28, 2020.
SOLICITATION AND VOTING
Record Date
Only stockholders of record at the close of business on April 9, 2020 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of this record date there were 20,253,879 shares of common stock outstanding and entitled to vote.
Quorum
A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. In addition, shares present in person, but not voting, shares for which we receive signed proxies, but for which holders have abstained from voting, and shares represented by proxies returned by a bank, broker, or other nominee holding shares will each be counted as present for purposes of determining the presence of a quorum.
Vote Required to Adopt Proposals
Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees under Proposal No. 1. Each share of our common stock outstanding on the record date is entitled to one vote on each other proposal.
Proposal No. 1.   For the election of directors, the two director nominees to serve as Class I directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election so that two nominees who receive the highest number of “For” votes will be elected as Class I directors. You may vote “For” or “Withhold” with respect to each director nominee.
Proposal No. 2.   Approval of Proposal No. 2 to ratify our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions will have no effect on the outcome of the proposal, and there should be no broker “non-votes” on the proposal because brokers have discretion to vote on this proposal, as described in more detail below.
Proposal No. 3.   Approval of Proposal No. 3 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. However, the say-on-pay vote is only advisory in nature and has no binding effect on us or the Board. Nevertheless, the Board will consider the result of the say-on-pay vote when making future compensation decisions regarding our named executive officers. Abstentions and “broker non-votes” will have no effect on the outcome of the proposal.
Effect of Abstentions and Broker Non-Votes
Shares not present at the meeting and shares voted “Withhold” will have no effect on the election of directors. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter or (2) are “broker non-votes.” If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares on Proposal No. 2, but will not be permitted to vote your shares of common stock with respect to Proposals No. 1 and 3, unless you provide instructions as to how your shares should be voted (where no instructions are provided, this is a “broker non-vote”). If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions to vote on Proposals No. 1 and 3, the shares will not be considered to have been voted with respect to such matters, but will be considered present for the purposes of establishing quorum for the Annual Meeting. Your bank or broker will vote your shares of common stock on Proposals No. 1 and 3, only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.
Voting Instructions
If you vote promptly by telephone or internet or by marking, signing and returning your proxy card (if you have received one) or otherwise appropriately complete and submit your voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, but the proxy card is signed, the shares will be voted as the Board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.
Depending on how you hold your shares, you may vote in one of the following ways:
Stockholders of Record:   You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided on the proxy card if you received one, or available at proxyvote.com. You may also vote by signing and returning your proxy card, if you received one, in the prepaid envelope, or by attending the Annual Meeting and voting in person.
Beneficial Stockholders:   Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.
Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on June 3, 2020. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting in person.
If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed on your proxy card, by delivering written instructions to the Corporate Secretary before the Annual Meeting, or by voting again at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent or if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Electronic Availability of Proxy Statement and 2019 Annual Report
As permitted by SEC rules, we are making this Proxy Statement and our 2019 Annual Report available to stockholders electronically via the Internet at www.proxyvote.com. On April 24, 2020, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2019 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our stockholders to connect with the information they need while reducing the environmental impact of our Annual Meeting.
Solicitation of Proxies
We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.
Voting Results
We will announce preliminary voting results at the Annual Meeting. We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board consisting of two Class I directors, two Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.
The term of the Class I directors, Alan Moore and Che-Wei Lin, will expire on the date of the upcoming Annual Meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board at the meeting. Mr. Moore is not standing for re-election. The Board’s nominees for election by the stockholders to those two positions are the current Class I member of the Board, Che-Wei Lin and the new nominee, Elizabeth Loboa. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2023 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason (although we know of no reason to anticipate that this will occur), or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than two persons.
The two nominees for Class I director receiving the highest number of FOR votes will be elected as Class I directors.
We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF CHE-WEI LIN AND ELIZABETH LOBOA AS CLASS I DIRECTORS.
Biographical information concerning each of our directors, including the nominees, is set forth below. Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.
Name	Principal Occupation	Age	Director Since
Class I Directors Whose Terms Expire at the 2020 Annual Meeting of Stockholders:
Che-Wei Lin	President of ASMedia Technology, Inc.	56	2014
Alan Moore	President of Red Oak Capital	59	2013
New Class I Director Nominee:
Elizabeth Loboa	Dean of the College of Engineering at the University of Missouri	53
Class II Directors Whose Terms Expire at the 2021 Annual Meeting of Stockholders:
William H. Yeh	President and Chief Executive Officer of Golden Star Management, Inc.	67	2000
Alex Ignatiev	Professor of physics, chemistry and electrical and computer engineering at the University of Houston	75	2013
Class III Directors Whose Terms Expire at the 2022 Annual Meeting of Stockholders:
Chih-Hsiang (Thompson) Lin	Chairman and Chief Executive Officer of Applied Optoelectronics, Inc.	57	1997
Richard B. Black	Chairman and Chief Executive Officer of ECRM, Inc.	86	2001
Min-Chu (Mike) Chen	Director of Seth Nanotechnology Inc.	70	2013
Current Director Not Standing for Re-election
Alan Moore has served as a director on our Board since March 2013 and is not standing for re-election in 2020. Since 1995, he has served as the President of Red Oak Capital, a private equity venture capital company. From 2007 to December 2017, Mr. Moore served as a Manager of Silver Tree Fund II Management, LLC, a real estate investment fund. From 1999 to 2016, Mr. Moore co-founded and served as the Treasurer of Silver

Tree Partners, Inc., a real estate development and investment company. From March 1998 to October 1999, Mr. Moore served as the Chief Financial Officer of Window on Wall Street (sold to Trade Station Group, Inc. in 1999). Previously, Mr. Moore was a co-founder and served as the Chief Financial Officer of Fossil, Inc. from 1985 to 1995 (NASDAQ: FOSL). Mr. Moore received a MS degree in Accounting and a BA degree in Business Control Systems from the University of North Texas. The Board believes that Mr. Moore is qualified to serve as a director based on his extensive background in business and financial management and his role as co-founder of a publicly held company.
Nominees for Election to a Three Year Term Expiring at the 2023 Annual Meeting of Stockholders
Che-Wei Lin has served as a director on our Board since January 2014, and previously served as a director on our Board from December 2006 to October 2009. Since November 2007, Mr. Lin has served as the President of ASMedia Technology Inc., a chipset manufacturer. Since November 2009, Mr. Lin has also served as the Corporate Vice President of the Motherboard Business Unit of the Open Platform Business Group of ASUSTek Computer Inc., a computer hardware and electronics company. Mr. Lin was employed at VIA Technologies, Inc., a manufacturer of integrated circuits and motherboard chipsets, from 1993 to 2007 in various positions, including President of the Desktop Platform Business Unit, Vice President of the System Platform Division and Vice President of OEM and Chipset Product Marketing. Mr. Lin received a BS in Electrical Engineering from Fu Jen University in Taiwan and a MS in Electrical Engineering from the University of Missouri. The Board believes that Mr. Lin is qualified to serve as a director based on his business and financial management and leadership experience and his years of service on our Board.
Elizabeth Loboa, Ph.D., has been nominated as a candidate to be elected to serve on our Board of Directors at the 2020 Annual Meeting of the Stockholders. Dr. Loboa was recommended by our Chairman, President and Chief Executive Officer. Dr. Loboa currently serves the University of Missouri System and the University of Missouri as Vice Chancellor for Strategic Partnerships, Dean and Ketcham Professor of the College of Engineering, University of Missouri System Review Committee for Excellence in Research and Creative Works, Council of Leaders, MU Engagement Council, Translational Precision Medicine Complex (TPMC, now called Next Gen Precision Health Institute) Academic and Research Programming Group, University of Missouri System Taskforce for Innovation, and serves on the Board of Directors for the Missouri Innovation Center. She also currently holds various leadership and service roles related to her profession. In 2018, she served as Coordinator of the Precision Medicine Summit for the University of Missouri System. In 2017, she served as Co-Chair of the University of Missouri Chancellor Search Committee. Since 2015, Dr. Loboa has also served as adjunct professor in the Department of Biomedical Engineering at University of North Carolina-Chapel Hill and North Carolina State University. From 2003 to 2015 she served as Director of the Cell Mechanics Laboratory, Joint Department of Biomedical Engineering at University of North Carolina-Chapel Hill and North Carolina State University. From 2014 to 2015 she served as adjunct professor in the Departments of Biotechnology, Physiology and Fiber and Polymer Science at North Carolina State University and in the Department of Orthopaedics and Curriculum in Oral Biology at University of North Carolina-Chapel Hill. From 2014 to 2015 she served as Professor of the Joint Department of Biomedical Engineering at University of North Carolina-Chapel Hill and North Carolina State University and the Department of Materials Science and Engineering at North Carolina State University. She also served as Associate Chair of the Joint Department of Biomedical Engineering at University of North Carolina-Chapel Hill and North Carolina State University from 2013 to 2015. Dr. Loboa received a B.S. in Mechanical Engineering from the University of California, Davis, an M.S.E in Biomechanical Engineering from Stanford University, and a Ph.D. in Mechanical Engineering from Stanford University. The Board believes Dr. Loboa is qualified to serve as a director based on her leadership experience, extensive experience in academia and broad knowledge in biomedical engineering.
Directors Continuing in Office until the 2021 Annual Meeting of Stockholders
William H. Yeh has served as a director on our Board of Directors since May 2000. Since 1997, he has served as the Chief Executive Officer and President of Golden Star Management, Inc., a real estate investment and management company. Since 2005, he has served as President of Pearlyeh Investments Inc., a real estate development and investment company. Since 2014, he has served as president of Stonemetal Capital, LLC, an equity financial company and as president of Pearl Yeh Charitable Foundation LLC, a charitable foundation focused on cultural exchange and education programs. He served as the Vice Chairman of Central Bancorp,

Inc. (the holding company of United Central Bank, now Hanmi Bank) from 1997 to 2014. He served as an Advisor of Hanmi Bank for the Texas region from 2014 to 2019. Mr. Yeh received a BS degree from National Cheng Kung University in Taiwan and a MS degree from University of Houston—Clear Lake. The Board believes that Mr. Yeh is qualified to serve as a director based on his business and financial management and leadership experience and his years of service on our Board.
Alex Ignatiev, Ph.D., has served as a director on our Board since February 2013, and previously served as a director on our Board of directors from June 2008 to October 2009 and from May 2001 to August 2002. Since May 2002, he has served as the Chief Technology Officer and Chief Science Officer of Metal Oxide Technologies, LLC, which develops, manufactures and sells superconducting wire. Since February 2006, he has served as a vice president and Chief Technology Officer at Nano EnerTex, Inc., a nanomaterials company. Since February 2009, he has served as the Chief Technology Officer of Quarius Technologies, LP, a renewable energy company. Since December 2017, he has also served as Chief Technology Officer of Lunar Resources, Inc., which develops functional thin materials in the vacuum of space. From 2005 until 2017 he served as a director of the Center for Advanced Materials at the University of Houston and has served since 2010 as the Hugh Roy and Lillie Cranz Cullen professor of physics, chemistry and electrical and computer engineering at the University of Houston. Dr. Ignatiev is now Emeritus Professor of Physics at the University of Houston. From March 2013 to September 2015, Dr. Ignatiev served as the Chief Science Officer of Smart Grid Intelligent Management, Inc., which develops operating systems and alternative energy source integration. Dr. Ignatiev also has been elected to the International Academy of Astronautics and to the Kazakhstan National Academy of Sciences, and was awarded Russian American of the Year in 2015. Dr. Ignatiev received a Ph.D. in Materials Science from Cornell University. The Board believes that Dr. Ignatiev is qualified to serve as a director based on his business management experience, broad technology knowledge and industry experience and his past service on our Board.
Directors Continuing in Office until the 2022 Annual Meeting of Stockholders
Chih-Hsiang (Thompson) Lin, Ph.D., founded Applied Optoelectronics, Inc. in February 1997 and has served as President and Chief Executive Officer since our inception. He currently serves as the Chairman of our Board, a position he has held since January 2014. He has served as a director on our Board since 1997, and he served as Chairman of our Board from May 2000 through September 2002, and again from June 2008 through October 2009. Since May 2015, Dr. Lin has served on the University of Missouri’s Chancellor’s Advisory Group and since November 2016 he has served as a chair on the University of Missouri’s Industrial Advisory Board for the College of Engineering. Dr. Lin also served as a research associate professor from 1998 to 2000 and as a senior research scientist from 1994 to 1998 at the University of Houston. Dr. Lin holds a BS degree in Nuclear Engineering from National Tsing Hua University in Taiwan and a MS degree and a Ph.D. in Electrical and Computer Engineering from University of Missouri—Columbia. The Board believes that Dr. Lin is qualified to serve as a director based on his extensive background in business management, technological expertise, his role as founder, President and Chief Executive Officer and his years of service on our Board.
Richard B. Black has served as a director on our Board since August 2001. Since 1983, he has served as the Chairman and Chief Executive Officer of ECRM, Incorporated, a worldwide supplier of laser based imaging equipment. From 2014 to 2017, he also served as President and Chief Executive Officer and a director of CRON-ECRM LLC, a worldwide supplier of laser based imaging equipment. Mr. Black served as a director and Chairman of the audit committee of Alliance Fiber Optics Products, Inc. (NASDAQ: AFOP) from 2002 until its acquisition by Corning in 2016. He serves as a director of TREX Enterprises, Inc., a defense technology company, a position he has held since 2000. Mr. Black has served as trustee of the Institute for Advanced Study at Princeton since 1990, and became its Vice Chairman in 2006, and Trustee Emeritus since 2012. He has served as a trustee of the American Indian College Fund, Beloit College, and Bard College. At the University of Chicago, he serves on the Dean’s Council for the Physical Sciences Division and on the Board of Governors of the University’s Smart Museum of Art. Mr. Black received a BS degree in Engineering from Texas A&M University, an MBA from Harvard University and an honorary Ph.D. from Beloit College. The Board believes that Mr. Black is qualified to serve as a director based on his extensive business and financial management and leadership experience, and his service on other private company and publicly-held company’s boards of directors as both a chief executive officer and chairman of the audit committee. He brings to the Board expertise in the fields of accounting and internal controls.

Min-Chu (Mike) Chen, Ph.D., has served as a director on our Board since February 2013. Since 2001, he has been a partner and member of the board of directors of EverRich Capital Inc., a financial consulting company. Since 2003, he has served as a director of Seth Nanotechnology Inc., a nanotechnology patent portfolio company owning more than 10 patents in fullerene derivatives and related application technologies. Since May 2010, he has served as executive director of C&C International Services, Inc., a petrochemical equipment services and marketing company. Since November 2011, he has served as the Asia Pacific Director for U.S. Flow Control Group Pte. Ltd., a petroleum equipment manufacturer and services company. Since January 2012, he has served as an executive director of FGel Nanotek, Inc., a food and beverage additive company based on nanotechnology. Since April 2014, he has served as a director of Harbin NeoTek Medical Devices Co., Ltd. Since September 2016, he has served as Vice Chairman of the board of directors of Shandong SicerKline Advanced Material Co., Ltd., a surface-etched silicon carbide and alumina mini-whisker manufacturing plant for ceramic applications. Since 2018, he has served as executive director of EABO Information Technology (Shanghai), Co. Ltd. From September 2008 to April 2010, Dr. Chen served as the Chief Executive Officer of SilverPAC, Inc., a consumer electronics business, and from March 1994 to June 2002, Dr. Chen served as a board member of PCTEL, Inc. (NASDAQ: PCTI). Dr. Chen received a Ph.D. in Ocean Engineering from Oregon State University. The Board believes that Dr. Chen is qualified to serve as a director based on his business management experience, his service on other private company boards of directors and his prior service on the board of a publicly-held company.

CORPORATE GOVERNANCE
Director Independence
In February 2020, the Board determined that, other than Dr. Chih-Hsiang (Thompson) Lin, our President and Chief Executive Officer, each of the current members of the Board and the nominee for election to the Board is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term relates to membership on the Board. The definition of independence under the NASDAQ Listing Rules includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ Listing Rules, our Board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our Board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the NASDAQ Listing Rules with regard to each director’s business and personal activities as they may relate to us and our management.
Board Leadership Structure
Our Board is currently chaired by our President and Chief Executive Officer, Dr. Chih-Hsiang (Thompson) Lin. The Board believes that combining the positions of Chief Executive Officer and Chairman of the Board, or Chairman, helps to ensure that the Board and management act with a common purpose. The Board further believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. In light of our Chief Executive Officer’s extensive history with and knowledge of our company, the Board believes that it is advantageous for the Company to combine the positions of Chief Executive Officer and Chairman.
Our Board appointed William H. Yeh as lead independent director of our Board in April 2018. As our lead independent director, Mr. Yeh (i) serves as chair of executive sessions of the independent members of the Board; (ii) serves as chair of meetings of the Board if the Chairman of the Board is absent; (iii) serves as the designated liaison between the independent members of the Board, the full Board and the management of the Company; (iv) approves information sent to the Board; (v) approves meeting agendas of the Board; (vi) approves meeting schedules to assure there is sufficient time for discussion of all agenda items; (vii) has the authority to call meetings of the independent directors; and (viii) if requested by major stockholders, ensures that he is available for consultation and direct communication.
Risk Management
One of the key functions of the Board is informed oversight of our various processes for managing risk. The Board administers this oversight function directly through the Board as a whole, as well as through the standing committees of the Board that address risks associated with their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing risk exposure in our strategic plans, development programs, corporate goals and operating plans. Our audit committee has the responsibility to consider and discuss our major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes. The audit committee also monitors our compliance with various legal and regulatory requirements, monitors our whistleblower system, and oversees the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and policies. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the Board meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business. The Board considers the Company’s risk profile and other aspects of our business in assessing the leadership structure of the Board from time to time.

Executive Sessions
Non-management directors generally meet in executive session without management present. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, who is the only non-independent director.
Meetings of the Board of Directors and Committees
The Board held seven meetings during the fiscal year ended December 31, 2019. The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.
The following table sets forth the standing committees of the Board and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:
Name of Director	Audit	Compensation	Nominating and Corporate Governance
Richard B. Black	Chair		X
Min-Chu (Mike) Chen		X	Chair
Alex Ignatiev	X
Alan Moore	X
William H. Yeh		Chair	X
Che-Wei Lin		X
Audit Committee
Our audit committee currently consists of Richard B. Black, Alan Moore and Alex Ignatiev. Our Board has determined that Messrs. Black, Moore and Ignatiev each satisfy the independence and financial literacy requirements under the applicable rules and regulations of the SEC and NASDAQ. Mr. Black serves as the chairman of this committee, and our Board has determined that he qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC and has the requisite financial sophistication as defined under the applicable NASDAQ rules. The functions of this committee include, but are not limited to:
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meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

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meeting with our independent auditors and with internal financial personnel regarding these matters;

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appointing, compensating, retaining and overseeing the work of our independent auditors;

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pre-approving audit and non-audit services of our independent auditors;

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reviewing our audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

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establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

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reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing us audit services;

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reviewing all related-party transactions for approval;

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reviewing and reassessing the adequacy of the audit committee’s charter at least annually and recommending any changes to our Board; and

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reviewing and evaluating the audit committee’s own performance.

Both our independent auditors and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.
The audit committee held four meetings during the fiscal year ended December 31, 2019. Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.
Compensation Committee
Our compensation committee currently consists of William H. Yeh, Che-Wei Lin and Min-Chu (Mike) Chen, each of whom is not an employee and is “independent” as that term is defined in the applicable rules of the SEC and NASDAQ. Mr. Yeh serves as the chairman of this committee. Pursuant to its charter, our compensation committee has responsibility for developing, implementing and overseeing our executive and incentive compensation policies and programs. Under its charter, the compensation committee’s responsibilities include, but are not limited to:
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reviewing and approving all compensation for the Chief Executive Officer, including incentive-based and equity-based compensation;

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reviewing and approving annual performance objectives and goals relevant to compensation for the Chief Executive Officer and evaluating the performance of the Chief Executive Officer;

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reviewing and approving incentive-based or equity-based compensation plans in which our executive officers participate;

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reviewing and approving all compensation for executive officers, including incentive-based and equity-based compensation, and overseeing the evaluation of management;

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approving all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

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periodically reviewing and advising our Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of our compensation programs for executive officers relative to comparable companies in our industry;

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reviewing and reassessing the adequacy of the compensation committee charter and recommending any changes to our Board on an annual basis; and

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reviewing and evaluating the compensation committee’s own performance.

The compensation committee may delegate its authority to a subcommittee to make grants of compensatory equity awards to executive officers and other employees, provided that these grants are made within established guidelines. In addition, the compensation committee may obtain advice or assistance from compensation consultants, legal counsel or other advisors to perform its duties, provided that the compensation committee shall periodically assess the independence of any such compensation consultant as required by NASDAQ rules and applicable law.
The compensation committee held four meetings during the fiscal year ended December 31, 2019.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Min-Chu (Mike) Chen, William H. Yeh and Richard B. Black, each of whom is not an employee and is otherwise “independent” as that term is defined in the applicable rules of the SEC and NASDAQ. Dr. Chen serves as the chairman of this committee. Our nominating and corporate governance committee oversees and advises the Board with respect to corporate governance matters, assists the Board in identifying and recommending qualified candidates for nomination to the Board, makes recommendations to the Board with respect to assignments to committees of the Board and oversees the evaluation of the Board. The functions of this committee include, but are not limited to:
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making recommendations to the Board regarding all nominees for board membership, whether for the slate of director nominees to be proposed by the Board to the stockholders or any director nominees to be elected by the Board to fill interim director vacancies;

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considering director candidates submitted by stockholders and determining the procedure to be followed by stockholders in submitting such recommendations;

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recommending Board committee structure and responsibilities to be included in the charter of each committee of the Board to be submitted to the full Board for consideration;

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recommending directors to serve on each Board committee and suggesting rotations for chairpersons of the Board committees as the nominating and corporate governance committee deems appropriate;

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recommending corporate governance standards to the Board;

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evaluating and recommending any revisions to Board and Board committee meeting policies;

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reviewing the effectiveness of the operation of the Board and Board committees, including the corporate governance and operating practices;

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reviewing and reassessing the adequacy of the nominating and corporate governance committee charter and recommending any changes to the Board;

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reviewing the compensation paid to non-employee directors and making recommendations to the Board for any adjustments; and

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reviewing and evaluating the nominating and corporate governance committee’s own performance.

The nominating and corporate governance committee held one meeting during the fiscal year ended December 31, 2019.
Director Nominations
Our nominating and corporate governance committee is responsible for, among other things, assisting our Board in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a Board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the NASDAQ Listing Rules and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. In addition, our Board is currently considering what approach to take going forward with respect to the diversity of our Board, including, without limitation, whether to adopt a written board diversity policy. When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the Board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities. Members of the Board are expected to rigorously prepare for, attend and participate in all meetings of the Board and applicable committee meetings. Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees.
The nominating and corporate governance committee evaluates annually the current members of the Board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee assesses regularly the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.
Our bylaws permit stockholders to nominate directors for consideration at an annual meeting. The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. The process for evaluating stockholder-recommended nominees is no different than the process for evaluating nominees identified by the nominating and corporate governance committee. For more information regarding the requirements for stockholders to validly submit a nomination for director, see “Stockholder Proposals or Nominations to Be Presented at Next Annual Meeting” elsewhere in this Proxy Statement. In addition, our “Procedure for Submitting Stockholder Nominations to the Board of Directors” is available on the investor relations section of our website at www.ao-inc.com.
Communications with the Board
Any matter intended for the Board, or for any individual member or members of our Board, should be directed to our General Counsel at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to our Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.
Stockholder Engagement
Historically, our management team has interacted with stockholders primarily in connection with industry conferences, investor updates, and fundraising activity. In light of our continued growth as a company and our commitment to long-term investor value creation, prior to our 2021 Annual Meeting of Stockholders, we intend to engage in additional stockholder outreach efforts. In doing so, we intend to seek stockholders’ perspective on our compensation programs, our ongoing efforts to improve diversity on our Board, and our Board structure generally. Although we have obtained guidance from compensation consultants and other advisors regarding compensation matters historically, to date we have not dedicated significant resources to stockholder engagement on this matter. In 2019, our Board identified gender diversity as an area of focus for our nominating and corporate governance committee, in part based on stockholder input. We consider Dr. Loboa to be a highly qualified candidate for the Board, and the nomination of Dr. Loboa as a director to be elected at our 2020 Annual Meeting of Stockholders reflects progress in the area of gender diversity on our Board. In addition, our Board recognizes that stockholders may have differing opinions with respect to classified, or staggered, boards of directors. Our Board has maintained its classified structure that was established prior to our initial public offering because a staggered board can enhance stability and continuity by ensuring that each director possesses the experience and background to understand our complex business, including our management’s strategy for growth. A classified board also encourages directors to have a long-term perspective and reduces vulnerability to invasive and coercive takeover tactics that do not benefit stockholders and may divert valuable management resources. We value our stockholders’ perspective on these matters and others and look forward to the information that we will be able to gather through additional stockholder engagement.
Director Attendance at Annual Meetings
We do not have a formal policy regarding Board members attendance at annual meetings, but all members of our Board are encouraged to attend each annual meeting of stockholders. We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by members of our Board taking into account the directors’ schedules. Two of our directors attended our 2019 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics and Committee Charters
We have adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our employees, officers and directors. The Code is available on the investor relations portion of our website at www.ao-inc.com. A printed copy of the Code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Applied Optoelectronics, Inc., 13139 Jess Pirtle Blvd., Sugar Land, TX 77478. Any substantive amendment to or waiver of any provision of the Code may be made only by the Board, and will be disclosed on our website to the extent required.
Our Board has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee. Each charter is available on the investor relations portion of our website at www.ao-inc.com.
Compensation Committee Interlocks and Insider Participation
None of our employees, executive officers, or former executive officers serve as a member of our compensation committee, and none of our executive officers serve on any other committee serving an equivalent function for any other entity that has one or more of its executive officers serving as a member of our Board or compensation committee.
Risk Assessment of Compensation Programs
We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on our Company. We believe that the combination of different types of compensation as well as the structure and overall amount of compensation, together with our internal controls and oversight by the Board, mitigates potential risks. For example, our cash and equity incentive plans provide a threshold, target and maximum payout with corresponding performance goals, so that these compensation elements are not all-or-nothing. We also provide a base level of equity compensation through our equity incentive program, helping to smooth out the impact of unexpected challenges to our operating plan, as occurred in 2018.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2020. Grant Thornton has served as our auditor since 2008. A representative of Grant Thornton is expected to be present at the Annual Meeting to be available to provide a statement if they desire to do so and respond to appropriate questions.
Fees Billed by Grant Thornton
The following table sets forth the aggregate fees billed by Grant Thornton for services provided in the fiscal years ended December 31, 2019 and 2018:
	Fiscal 2019	Fiscal 2018
Audit fees(1)	$1,134,143	$1,263,631
Audit-related fees(2)	$—	$—
Tax fees(3)	$9,526	$58,953
All other fees(4)	$7,706	$7,553
Total	$1,151,375	$1,330,137

(1)
Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, audit of internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings.

(2)
No audit-related fees were billed for services provided in the fiscal years ended December 31, 2019 and 2018.

(3)
All tax fees billed for services provided in the fiscal years ended December 31, 2019 and 2018 relate to the Texas Enterprise Credit program.

(4)
All other fees consist of fees for access to the auditor’s accounting research portal.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm
The audit committee has determined that all services performed by Grant Thornton for the fiscal years ended December 31, 2019 and 2018 were compatible with maintaining the independence of Grant Thornton. While the audit committee does not have a written policy with respect to the pre-approval of audit and non-audit services, in practice, it is the consistent policy of the audit committee to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the advisory vote. Because your vote is advisory, it will not be binding on the Board or the

Company. Your bank or broker will have discretion to vote any uninstructed shares on this proposal. If the stockholders do not approve the ratification of Grant Thornton as our independent registered public accounting firm, the audit committee will review its future selection in light of the vote result, but may still appoint Grant Thornton in the future. Even if the selection is ratified, the audit committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

REPORT OF THE AUDIT COMMITTEE
The audit committee currently consists of three directors. Messrs. Black, Moore and Ignatiev are each, in the judgment of the Board, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board. A copy of the charter is available on the investor relations portion of the Company’s website at www.ao-inc.com.
The audit committee oversees the Company’s financial reporting process on behalf of the Board. The audit committee is responsible for retaining the Company’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.
Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
The audit committee has reviewed and discussed with management the Company’s audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Respectfully submitted,
AUDIT COMMITTEE
Richard B. Black, Chairman
Alan Moore
Alex Ignatiev
The foregoing Report of the audit committee shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

PROPOSAL NO. 3
ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and related rules of the SEC, we are providing stockholders an advisory vote, or say-on-pay vote, on the compensation of our named executive officers as described in this Proxy Statement. At our 2019 annual meeting of stockholders, 47% of votes cast voted in favor of our executive compensation program, and as described in our Compensation Discussion and Analysis, our compensation committee made significant changes to our cash and equity incentive programs in response to this vote. We plan to hold annual say-on-pay votes until our next say-on-frequency vote at our 2024 annual meeting of stockholders.
The say-on-pay vote is a non-binding vote on the compensation of our named executive officers as described in this Proxy Statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and accompanying narrative disclosure. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the compensation tables and accompanying narrative disclosure contained in this Proxy Statement. As described more fully in the Compensation Discussion and Analysis section, our compensation philosophy, policies and practices seek to pay for performance and align stockholder and executive interests. Consistent with that philosophy, the compensation committee of the Board believes our executive compensation program is reasonable and aligned with stockholder interests.
The Board recommends that you vote in favor of the following advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for this Annual Meeting pursuant to Rule 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosure, is hereby approved.”
The vote on this proposal is advisory and nonbinding on the Company. However, the Board and the compensation committee will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve this Proposal No. 3.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers.
Name	Age	Position(s)
Chih-Hsiang (Thompson) Lin	57	President, Chief Executive Officer and Chairman of the Board of Directors
Stefan J. Murry	47	Chief Financial Officer and Chief Strategy Officer
Hung-Lun (Fred) Chang	56	Senior Vice President and North America General Manager
Shu-Hua (Joshua) Yeh	54	Senior Vice President and Asia General Manager
David C. Kuo	37	Vice President, General Counsel and Corporate Secretary
Dr. Chih-Hsiang (Thompson) Lin’s biography can be found on page 6 of this Proxy Statement with the biographies of the other members of the Board. Biographies for our other executive officers, including our other named executive officers, are below.
Stefan J. Murry, Ph.D., has served as our Chief Financial Officer since August 2014. Previously, Dr. Murry served as our Chief Strategy Officer from December 2012, our Vice President of Sales and Marketing from June 2004 until December 2012, our Director of Sales and Marketing from January 2000 to June 2004 and as a Senior Engineer of Device Packaging from February 1997 to January 2000. He also previously served as Research Associate from 1991 to 1999 and Mission Control Specialist from 1992 to 1997 with the Space Vacuum Epitaxy Center in Houston, Texas. Dr. Murry has been issued multiple patents in the optoelectronics industry, as well as in various related and complimentary industries. Dr. Murry received BS and MS degrees in Physics and a Ph.D. in Electrical Engineering from the University of Houston.
Hung-Lun (Fred) Chang, Ph.D., has served as our North America General Manager and Senior Vice President of Optical Component Business Unit since October 2012. Previously, Dr. Chang served as Vice President of our Optical Module Division from March 2005 until October 2012, our Director of Manufacturing from June 2002 to March 2004, and as our Deputy Packaging Manager from April 2001 to May 2002. Dr. Chang has held numerous positions in the optoelectronics industry throughout his career. His most recent position prior to joining us was Deputy Manager from 2000 to 2001 of the Optical Active Component Group at Hon-Hai Precision Industry Co., Ltd., which is based in Taiwan. He was also a researcher and project manager of the Optoelectronic Module Technology group at Chunghwa Telecom Co., Ltd. from 1996 to 2000. Dr. Chang received a BS degree in Electrophysics and a Ph.D. in Electro-Optical Engineering from National Chiao Tung University in Taiwan.
Shu-Hua (Joshua) Yeh has served as our Asia General Manager since February 2015 and as Senior Vice President of our Network Equipment Module Business Unit since November 2012. Previously, Mr. Yeh served as our General Manager of our Video Equipment Division of Global Technology Inc., our China subsidiary, since its acquisition by us in March 2006 and had served as its President and Chief Executive Officer from April 2002 until the acquisition. From May 1995 to April 2002, Mr. Yeh served as a Vice President of Sales and Marketing of Twoway CATV Technology Inc. Mr. Yeh received a BS degree in Mechanical Engineering and an MS in Automatic Control Science from National Chung Shing University in Taiwan.
David C. Kuo has served as our Vice President and General Counsel since August 2013 and as our Corporate Secretary since November 2012. Previously, Mr. Kuo served as our Assistant General Counsel from May 2009 until August 2013, and as our Asia Legal Manager from January 2011 until August 2013. Mr. Kuo holds a JD from South Texas College of Law and a BBA degree in Real Estate from Baylor University.
Our executive officers are elected by, and serve, at the discretion of our Board. There are no family relationships among any of our directors or executive officers.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation program for our named executive officers. For 2019, these individuals were:
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Chih-Hsiang (Thompson) Lin, our President and Chief Executive Officer (our “CEO”);

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Stefan J. Murry, our Chief Financial Officer and Chief Strategy Officer (our “CFO”);

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Hung-Lun (Fred) Chang, our Senior Vice President and North America General Manager;

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Shu-Hua (Joshua) Yeh, our Senior Vice President and Asia General Manager; and

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David C. Kuo, our Vice President, General Counsel, and Secretary.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives and describes the decisions made regarding the material elements of our executive compensation program during 2019.
Executive Summary
Background on Our 2019
We are a leading, vertically integrated provider of fiber optic networking products, primarily for four networking end markets: internet data center, cable television, telecommunications, and fiber to the home. We design and manufacture a range of optical communications products at varying levels of integration, from components, subassemblies and modules to complete turn key equipment.
2018 and 2019 were challenging years for us. Beginning in the second half of 2018, a number of unforeseen events occurred that significantly impacted our revenue for the year, namely a reduction in demand from one of our customers and the need to slow production of our 100 Gbps transceiver products so that we could conduct extensive testing of our products to conclusively demonstrate to our customers that the products were free of potential reliability issues. At the same time, the datacenter industry moved from an aggressive growth phase into a much slower growth phase. Since our revenue stream was highly weighted to just a few large datacenter customers, this industry downturn negatively impacted our financial results.
With this backdrop, our primary business goals for 2019 were to resume sequential growth in our revenue stream, to limit operating losses as we increased production, and to diversify our customer base to reduce the risks associated with a revenue stream that is highly concentrated among just a few large customers. Our compensation committee recognized the critical importance of maintaining the leadership team that had successfully led the Company prior to these unforeseen events to record levels of profit and operating income. At the same time, our compensation committee recognized the need to conserve cash and focus our executives on performing against our business plan.
To do this, the compensation committee took the first steps toward implementing meaningful changes to our cash incentive program and equity incentive programs, by reducing the amount of discretion exercised under the programs, increasing the rigor of our performance goals, limiting the cash compensation increases to our executive officers, and clarifying the at-risk nature of our incentive programs.
We believe these changes contributed to the significant progress we made in 2019 in increasing our revenue stream, limiting operating losses, and achieving other key milestones, including:
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Increasing total revenue from $43.4 million in the second quarter, $46.1 million in the third quarter and $48.7 million in the fourth quarter of 2019.

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Decreased GAAP net loss from $11.4 million in the second quarter to $8.8 million in the third quarter of 2019.

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Secured our first 400G design win with a Tier 1 network equipment manufacturer.

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Increased customer design wins by nearly 20% compared to 2018, to a record 31 wins for the year.

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Decreased revenue concentration from our top 10 customers from 92.9% in 2018 to 88.1% in 2019.

2019 Executive Compensation Highlights
The compensation committee took the following key actions with respect to the compensation of our named executive officers for 2019:
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Base Salary—Limited the cost of living adjustments for our executive officers to just 3%, well below the average adjustments made in prior profitable years.

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Annual Cash Bonuses—Implemented a four tier performance goal structure to avoid the need to make mid-year modifications to the program as was done in 2018.

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Long-Term Incentive Compensation—Modified the historical practices of (1) setting a pool of restricted stock units to be granted in the compensation committee’s discretion and (2) determining award size by reference to a fixed number of shares by undertaking a new program where the compensation committee (1) pre-established the threshold, target and maximum award sizes for each of our executive officers and (2) determined award size by reference to a dollar value, so as to clarify the link between pay and performance.

Notwithstanding these changes, at our 2019 annual meeting of stockholders, only 47% of votes were cast in favor of our executive compensation program. The compensation committee takes seriously the concern expressed by this vote and is undertaking a review of additional changes that can be made over the next year to address the concerns raised by our stockholders. The Company anticipates conducting a stockholder outreach program in the fall and looks forward to sharing these proposed changes and receiving feedback before setting compensation for 2021.
Balancing Pay-for-Performance with Retention
Given that challenges the Company faced in 2018 and 2019, our compensation committee has been mindful of the need to balance rigorous pay-for-performance and cash conservation with the need to retain our critical talent. For 2019, the compensation committee did not award base salary increases based on performance but with an eye toward the minimum increase (1) needed for retention, (2) set the performance targets for the cash and equity incentive programs based on the Company’s operating plan for the year, and (3) provided both time-based and performance-based restricted stock unit opportunities.
The compensation committee set the total target pay mix set for our CEO and our other named executive officers during 2019 as follows:

Executive Compensation Policies and Practices
At the start of 2019, we were just five years out from our initial public offering and continued our transition toward the sound compensation governance practices adopted by our more established peers. The following summarizes our current policies and practices:

WHAT WE DO

✓ ***Maintain an Independent Compensation Committee.*** The compensation committee consists solely of independent directors.

✓ ***Retain an Independent Compensation Advisor.*** The compensation committee has historically engaged its own compensation advisor to provide information and analysis regarding our executive and equity pay programs.

✓ ***Annual Executive Compensation Review.*** The compensation committee conducts an annual review and approval of our compensation strategy and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

✓ ***Compensation At-Risk.*** Our executive compensation program is designed so that a significant portion of compensation is "at risk" based on our performance to align the interests of our executive officers and stockholders.

✓ ***Succession Planning.*** We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

WHAT WE DON'T DO

✗ ***No Exclusive Executive Retirement Plans.*** We do not offer defined benefit pension arrangements and we do not provide retirement plans to our executive officers that are different from or in addition to those offered to our other employees.

✗ ***Limited Perquisites.*** We provide limited perquisites and other personal benefits to our executive officers.

✗ ***No Special Welfare or Health Benefits.*** Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

✗ ***No Hedging or Pledging of Our Equity Securities.*** Generally, we prohibit our executive officers, the members of the Board and other employees from hedging or pledging our equity securities, unless otherwise approved by the Board or committee thereof for limited purposes.

✗ ***No Dividends or Dividend Equivalents Payable on Unvested Equity Awards.*** We do not pay dividends or dividend equivalents on unvested restricted stock awards.

Executive Compensation Philosophy
We have designed our executive compensation program to achieve the following primary objectives:
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Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;

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Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

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Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Primary Program Elements
We structure the annual compensation of our executive officers, including the named executive officers, using three principal elements: base salary, annual performance-based cash bonus opportunities, and equity incentive compensation opportunities that are earned in part based on corporate performance. The compensation committee retains the flexibility to change the proportions as between these elements each year, to allow us to take into account the varying importance of our primary compensation objectives based on facts and circumstances each year.

Governance of Executive Compensation Program
Role of the Compensation Committee
The compensation committee has the primary responsibility for developing, implementing and overseeing our executive and incentive compensation policies and programs. While the compensation committee reports its decisions to, and takes into account the feedback of, the Board, the compensation committee generally makes the final decisions regarding the compensation of our named executive officers.
Compensation-Setting Process
The compensation committee determines the target total direct compensation opportunities for our executive officers, including our named executive officers. In any given year, the compensation committee considers some or all of the following factors:
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the financial and operational objectives established by the Board for the year at issue;

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the anticipated role that officer will pay in the coming year in achieving those objectives and the cost and difficulty of replacing that individual;

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internal pay equity among our executive officers;

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each individual executive officer’s skills, experience, qualifications and role relative to other similarly-situated executives at the companies in our compensation peer group;

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the annual performance review for each executive officer, including contributions to our overall performance, demonstrated leadership and significant individual achievements;

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our financial performance relative to our peers;

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the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation as compared to our peer group; and

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the recommendations provided by our CEO with respect to the compensation of our other executive officers.

These factors provide a framework, with no single factor being determinative in setting pay levels.
Role of Our Officers
The compensation committee relies on the observations and information provided by our executive officers. Our Chief Executive Officer provides evaluations of the performance of the other executive officers and makes recommendations regarding changes to executive officer compensation (other than for himself), the broader Company-wide cash incentive plan, and budgets for equity awards. Our Chief Financial Officer provides information and recommendations regarding our annual corporate operating budget and the related performance goals for our equity and cash incentive programs. Our in-house legal team, including our General Counsel, provides additional guidance as requested by the compensation committee. Finally, the benefits committee, consisting of members of our human resources, legal, and accounting departments, provides guidance to the compensation committee on broad-based health, welfare and retirement benefit plans and proposed changes to those plans. Our officers recuse themselves from discussions and recommendations regarding their own compensation.
Role of Compensation Consultant
The compensation committee previously engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to provide information, analysis and other advice relating to our executive compensation program. In 2018, Compensia provided a review and analysis of market pay practices for executive officer compensation and assisted in the selection of the compensation peer group used by our compensation committee. The compensation committee did not engage Compensia for services in 2019, being mindful of the need to control costs.

Compensia reports directly to the compensation committee and to the compensation committee chair. While Compensia coordinates with our management for data collection, including for obtaining the job descriptions for our executive officers, Compensia does not provide any other services to us. The compensation committee has evaluated Compensia’s independence pursuant to the listing standards of NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia.
Peer Company Data
In selecting the peer group of companies for use in setting 2018 compensation, the compensation committee focused on technology companies that were then-similar to us in terms of revenue, market capitalization, geographical location and number of employees, resulting in the following peer group:
Acacia Communications	Lattice Semiconductor
ADTRAN	M/A-COM
Axcelis Technologies	MaxLinear
CalAmp	Nanometrics
Calix	NeoPhotonics
Cohu	Oclaro
EMCORE	Semtech
Inphi	Silicon Laboratories
IXYS	Xperi
In reviewing compensation for 2019, the compensation committee chose not to undertake a new peer group determination given the Company’s focus on controlling costs and the limited importance of that data in the compensation committee’s 2019 decision making process. Instead, the compensation committee considered the 2018 compensation benchmarking data provided by Compensia, which also included data from Compensia’s proprietary database consisting of tech hardware companies with revenues of $100 million to $1 billion.
The compensation committee considered where individual elements of the target direct compensation for our executive officers fell against this data in 2019, noting that total target cash compensation generally fell below the 25th percentile for our peer group (based on the 2018 data). The compensation committee was concerned what this positioning meant for retention of our leadership. However, the compensation committee did not attempt to materially move target cash compensation toward a higher benchmark level, given the company’s 2018 performance, the need to conserve cash and that target equity compensation levels ranged from the 40th to 80th percentiles (based on the 2018 data).
2019 Compensation Decisions
Base Salary
Base salary represents the fixed portion of the target direct compensation for our executive officers and serves to attract and retain highly-talented individuals. The compensation committee determines adjustments to base salaries on an annual basis as well as in the event of a promotion or significant change in responsibilities.
In February 2019, in consideration base salary adjustments, the compensation committee focused on the need to control cash costs given 2018 revenue performance as well as the need to retain our leadership to continue steering the Company through the unexpected operational challenges in 2018. The compensation committee believes that, under normal performance situations, targeting base salary at the median is appropriate and has historically provided for base salary adjustments that ranged from 3%-10%. However, the compensation committee felt that targeting was inappropriate for 2019 and limited base salary increases to 3%-6% to account for cost of living increases and the critical need to retain our leadership for 2019.
The following table shows the base salary changes that went into effect on March 1, 2019. Amounts for Mr. Yeh are paid in NTD (New Taiwan dollar) and RMB (Chinese Yuan Renminbi) but are reported in USD

(United States dollar). The actual base salary amounts paid to our named executive officers in 2019 are set forth in the “2019 Summary Compensation Table” below.
Named Executive Officer	2018 Base Salary	2019 Base Salary	% Change
Chih-Hsiang (Thompson) Lin	$508,303	$523,552	3%
Stefan J. Murry	$328,609	$345,040	5%
Hung-Lun (Fred) Chang	$307,302	$316,522	3%
Shu-Hua (Joshua) Yeh	$320,098	$315,958	5%
David C. Kuo	$203,715	$215,938	6%
Annual Cash Bonuses
We use annual cash incentive opportunities to attract and retain our executive officers consistent with market practice, to reward our executive officers for achievement of our corporate objectives, and to recognize outstanding individual contributions. Historically, the Company has operated a single cash incentive program for all employees, including executive officers, which relied heavily on both objective corporate and qualitative individual performance factors to determine bonus amounts. As a result, in 2018, the Company was concerned that without modification to the joint bonus program, its broader employee population would not be appropriately rewarded for their efforts in addressing the production issues raised during the year.
For 2019, the compensation committee was mindful to avoid the need to modify the bonus program again as it related to executive officers, and to bring more objectivity to the determination of executive cash incentives. Therefore, in March 2019, the compensation committee adopted separate executive and employee programs.
Target Opportunities
Historically, the compensation committee has set target bonus opportunities as a percentage of base salary, taking into account the factors described in “Governance of Executive Compensation Program—Compensation-Setting Process” above. In considering the target opportunities for 2019, the compensation committee was mindful of the need to control cash costs, the potential for continued volatility in production in 2019, and the need to retain our leadership to continue steering the Company through the unexpected operational challenges in 2018. The compensation committee believes that, under normal performance situations, targeting the annual cash incentive at the median is appropriate. However, the compensation committee was mindful that the existing target opportunities were below the 10th percentile, and given performance in 2018 and the need to conserve cash, the level of adjustment necessary to reach the median was inappropriate. Instead, the compensation committee provided for the following modest adjustments designed to retain our critical leadership for 2019.
Named Executive Officer	2018 Target (% of base salary)	2019 Target (% of base salary)
Chih-Hsiang (Thompson) Lin	67%	73.33%
Stefan J. Murry	38%	40.0%
Hung-Lun (Fred) Chang	38%	40.0%
Shu-Hua (Joshua) Yeh	38%	40.0%
David C. Kuo	33%	33.33%
Given the significantly below market target cash incentive opportunity, the compensation committee decided to make an additional change to the bonus program to provide an expanded performance range beyond threshold, target and maximum performance. The compensation committee introduced a four-tier performance structure, where the bonus opportunity would be determined via linear interpolation, based on corporate performance, between the following pre-established amounts (expressed as a percentage of base salary):
Named Executive Officer	Performance Below Minimum Level	Reduced Performance	Target Performance	Performance At or Above Maximum Level
Chih-Hsiang (Thompson) Lin	0	36.67%	73.33%	91.67%
Stefan J. Murry	0	20.0%	40.0%	50.0%
Hung-Lun (Fred) Chang	0	20.0%	40.0%	50.0%
Shu-Hua (Joshua) Yeh	0	20.0%	40.0%	50.0%
David C. Kuo	0	16.67%	33.33%	41.67%
Corporate Performance Objectives
Historically, the compensation committee selected qualitative and quantitative factors to determine annual cash incentive compensation. For 2019, the compensation committee decided to focus solely on quantitative metrics. Consistent with recent years, the compensation committee decided to use GAAP revenue and non-GAAP operating income (loss) tied to our annual operating plan, weighted equally, as the principal measures for the 2019 cash incentive program for our named executive officers. For this purpose, non-GAAP operating income (loss) means operating loss as defined under generally accepted accounting principles, excluding amortization of intangible assets, stock-based compensation expense, non-recurring expenses, unrealized foreign exchange gain (loss), losses from the disposal of idle assets, if any, non-recurring tax expenses (benefits), and expenses associated with discontinued products, if any, from our GAAP net income (loss), plus the amount accrued for cash bonuses. The compensation committee set the minimum, reduced, target, and maximum performance levels for the corporate performance measures as follows:
Performance Measure	Minimum Performance Level	Reduced Performance Level	Target Performance Level	Maximum Performance Level
Revenue	≤$ 158,400,000	$178,200,000	$198,000,000	≥$	207,900,000
Operating Income (Loss)	≥$(38,000,000)	$(31,000,000)	$(24,000,000)	≤$	(21,000,000)
The compensation committee determined that no annual cash incentive would be earned with respect to a metric for a performance below the minimum level set forth above. Performance between these points would be determined using straight-line interpolation. The compensation committee would then take the average performance level (given the equal weighting) and multiply the result by the target opportunity to determine the amount actually earned.
Actual Performance and Resulting Payments
In February 2020, the compensation committee determined that, for 2019, we generated GAAP revenue of $190.87 million and non-GAAP operating loss of $19.7 million, resulting in payments at 103.5% of the target award.
The compensation committee reserves the right to adjust the actual bonus payouts under the objective formula to take into account the executive’s contributions to the company. The compensation committee recognized that Mr. Yeh played an integral role in managing the improvement of our manufacturing operations following the concerns in 2018, and awarded him an additional 6% bonus for 2019. Amounts for Mr. Yeh are paid in NTD (New Taiwan dollar) and RMB (Chinese Yuan Renminbi) but are reported in USD (United

States dollar). The compensation committee recognized that Mr. Kuo played an integral role in managing unexpected litigation and awarded him an additional 3% bonus for 2019.
Named Executive Officer	Target Cash Bonus Opportunity	Actual Cash Bonus Earned (103.5%)	Actual Cash Bonus (as a percentage of the target opportunity)	Additional Bonus Awarded
Chih-Hsiang (Thompson) Lin	$383,938	$397,376	103.5%	0
Stefan J. Murry	$138,016	$142,846	103.5%	0
Hung-Lun (Fred) Chang	$126,609	$131,040	103.5%	0
Shu-Hua (Joshua) Yeh	$126,694	$129,871	109%	$7,792
David C. Kuo	$71,979	$74,499	106.6%	$2,235
Equity Incentive Compensation
We use equity compensation to attract and retain our talent, to motivate them to achieve our corporate goals and to align their financial incentives with stockholder returns. In recent years, the compensation committee has used restricted stock units, granted based on achievement of corporate performance objectives, with vesting over time based on continued service. Prior to 2019, the compensation committee designated a fixed number of shares at the start of each year that could be granted at the conclusion of the year based on the Company’s achievement of preset corporate performance metrics. For 2019, the compensation committee switched to designating a fixed dollar value of shares at the start of the year that could be earned based on GAAP revenue and non-GAAP operating income (loss).
The compensation committee is aware that many companies make performance-based equity grants at target levels at the start of the performance period, rather than at the end. However, the compensation committee believes that granting the awards at the end of the performance period, after determining achievement against preset performance metrics that were communicated at the start of the year to the executive officers, achieves the same pay-for-performance results. As a result of our practice, and in order to comply with the rules on proxy statement disclosures, this Compensation Discussion & Analysis discusses the grants made in February 2019 in respect of performance in 2018, as well as the grants made in February 2020 in respect of performance in 2019. The “2019 Summary Compensation Table” below lists the grant date fair value of the awards made in February 2019 in respect of performance in 2018 in accordance with the applicable regulations governing that disclosure.
Awards Granted in 2019 for 2018 Performance
In February 2018, the compensation committee set a target performance-based RSU pool of 334,000 shares, in which the Company’s executive officers as well as other employees would participate based on the same performance measures. The compensation committee initially allocated 40% of this pool for grants to our executive officers, without allocating specific amounts to specific officers. The compensation committee decided to use GAAP revenue and non-GAAP operating income (loss) tied to our annual operating plan, weighted equally, as the performance measures, given the critical importance of these measures to the Company’s financial performance. Under this initial structure, the pool would be earned by the Company’s employees based on performance as follows, with linear interpolation used between points:
Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level
GAAP Revenue	$342,000,000	$380,000,000	$399,000.000
Pool Size (# of RSUs)	83,500	167,000	250,500
Non-GAAP Operating Income	$64,000,000	$76,000,000	$82,000,000
Pool Size (# of RSUs)	83,500	167,000	250,500
Aggregate Pool Size (# of RSUs)	167,000	334,000	501,000
However, in light of the unexpected challenges in the months following the approval of this 2018 program, and because the performance RSU program covered a broader set of employees beyond the executive officers, the compensation committee revised the level of performance in order to promote retention. However, in recognition of the reduced thresholds, the compensation committee eliminated the ability to earn amounts above the target payout. The modified metrics and payout levels are as follows, with linear interpolation used between points:
Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level
GAAP Revenue	$242,000,000	$269,000,000	N/A
Pool Size (# of RSUs)	83,500	167,000	N/A
Non-GAAP Operating Income	$12,000,000	$18,000,000	N/A
Pool Size (# of RSUs)	83,500	167,000	N/A
Aggregate Pool Size (# of RSUs)	167,000	334,000	N/A
In February 2019, the compensation committee determined that, for 2018, we generated GAAP revenue of $268.36 million, yielding a revenue-based pool 165,000 RSUs, and adjusted operating income of $18.43 million, yielding an operating income-based pool of 178,960 RSUs, for a total of 343,960 performance-based RSUs available for grant to eligible participants. However, given the elimination of the ability to earn more than the target level, the compensation committee capped the performance-based RSU pool at 334,000, of which 40%, or 133,600 RSUs, were to be granted to our named executive officers. These RSUs are subject to time-based vesting following the grant date over the subsequent 4 years, subject to the officer’s continued service on each vesting date.
In determining individual grants, the compensation committee considered the recommendations of our CEO (except with respect to his own performance), which took into account the general performance reviews conducted for 2018. The compensation committee also considered an analysis of total compensation prepared by Compensia in November 2018 which indicated that even with the modifications to the performance goals, the total direct compensation earned by our named executive officers remained below the 10th percentile relative to our peer group. After taking this into account, the compensation committee approved the CEO’s recommendations as to the other named executive officers and made its determination as to the CEO’s grant as follows:
Named Executive Officer	Restricted Stock Units (Number of Shares)	Restricted Stock Units (Grant Date Fair Value)
Chih-Hsiang (Thompson) Lin	80,000	$1,172,800
Stefan J. Murry	15,340	$224,884
Hung-Lun (Fred) Chang	14,400	$211,104
Shu-Hua (Joshua) Yeh	15,340	$224,884
David C. Kuo	8,520	$124,903
Awards Granted in 2020 for 2019 Performance
In March 2019, the compensation committee decided to modify the company’s performance-based RSU program for its executive officers by (1) setting individual award sizes in advance, but still granting those awards after the end of the performance year, and (2) setting those award sizes by reference to a fixed dollar amount, rather than a fixed number of shares.
Named Executive Officer	Minimum Performance Award	Target Performance Award	Maximum Performance Award
Chih-Hsiang (Thompson) Lin	$1,200,000	$2,000,000	$2,400,000
Stefan J. Murry	$400,000	$666,667	$800,000
Hung-Lun (Fred) Chang	$380,000	$633,333	$760,000
Shu-Hua (Joshua) Yeh	$380,000	$633,333	$760,000
David C. Kuo	$240,000	$400,000	$480,000

The compensation committee decided to continue to use GAAP revenue and non-GAAP operating income (loss) tied to our annual operating plan, weighted equally, as the performance measures, given the critical importance of these measures to the company’s financial performance. Under this initial structure, linear interpolation is used between points:
Performance Measure	Minimum Performance Level	Target Performance Level	Maximum Performance Level
GAAP Revenue	≤$ 178,200,000	$198,000,000	≥$	217,800,000
Non-GAAP Operating Income (Loss)	≥$(31,000,000)	$(24,000,000)	≤$	(18,000,000)
However, given the retention concerns, and given the lack of a purely time-based equity award program, the compensation committee determined to use the threshold level of award as a purely time-based equity award. That is, for performance below the threshold level, the compensation committee would still grant the threshold number of RSUs which would be subject to time-based vesting over the 4 years after the conclusion of the performance period. We view this as comparable to how most of our peers grant both time-based and performance-based RSUs.
In February 2020, the compensation committee determined that, for 2019, we generated GAAP revenue of $190.87 million and non-GAAP operating loss of $19.7 million, resulting in an actual RSU award of 108.5% of the target award for each officer. However, the compensation committee reserves the right to adjust the actual RSU payouts under the objective formula to take into account the executive’s contributions to the Company. The compensation committee recognized that Mr. Yeh played an integral role in managing the improvement of our manufacturing operations following the concerns in 2018, and awarded him an additional 6% premium for 2019. The compensation committee recognized that Mr. Kuo played an integral role in managing unexpected litigation and awarded him an additional 3% premium for 2019. As a result, the actual RSUs earned for performance in 2019 is as follows:
Named Executive Officer	Restricted Stock Units (Number of Shares)	Restricted Stock Units (Grant Date Fair Value)
Chih-Hsiang (Thompson) Lin	186,717	$2,169,652
Stefan J. Murry	65,351	$759,379
Hung-Lun (Fred) Chang	59,127	$687,056
Shu-Hua (Joshua) Yeh	62,675	$728,284
David C. Kuo	38,464	$446,951
As a result of the grant date for these awards, the RSUs granted in 2020 will not be reflected in the Summary Compensation Table until next year.
Welfare and Health Benefits
Our named executive officers are eligible to participate in our broad based health and welfare programs on the same terms as our non-executive employees. These benefits include medical, vision and dental benefits, life insurance benefits, and short-term and long-term disability insurance. Our executive officers are eligible to participate in the same life insurance program as is offered to our employees at or above the level of deputy director. In addition, we maintain a Section 401(k) savings plan that permits our employees, including our executive officers, with the opportunity to save for retirement on a tax-advantaged basis. All participant interests in their contributions are fully vested when contributed. In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
Perquisites and Other Personal Benefits
We generally do not provide perquisites to our executive officers, except where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes. During 2019, we provided our CEO with the use of a company-leased automobile and we provided Mr. Yeh with a housing allowance for an apartment in Ningbo, China, given his responsibilities for managing operations in both China and Taiwan.

Employment Agreements & Post-Employment Compensation
We have entered into written agreements providing for at will employment with our CEO and each of our other named executive officers. These employment agreements provided for their initial base salary and target bonus opportunity, as well as severance eligibility in the event of qualifying terminations of employment, including a termination of employment following a change in control of the Company (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We believe that having in place reasonable severance rights, particularly for terminations in connection with a change of control, allow us to attract and retain highly-qualified executive officers, permit those officers to focus on the best interests of the Company without undue concern for their own financial position in a change of control, and reduce conflict at the time of a termination through a pre-negotiated package conditioned on signing a release of claims.
For detailed descriptions of the post-employment compensation arrangements we maintained with our named executive officers for 2019, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies and Practices
Policies on Hedging and Pledging
Our insider trading policy restricts the ability of our employees to engage in hedging and pledging as follows:
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Short-sales of our equity securities, as well as transactions in puts, calls, or other derivative securities involving our common stock, on an exchange or in any other organized market, by our employees, including our executive officers, and the non-employee members of the Board are prohibited;

•
Hedging or monetization transactions involving our equity securities, such as zero-cost collars and forward sale contracts, by our employees, including our executive officers, and the non-employee members of the Board are prohibited unless pre-approved by our 10b5-1 committee; and

•
Holding our equity securities in a margin account or pledging our securities as collateral for a loan by our employees, including our executive officers, and the non-employee members of the Board are prohibited unless pre-approved by our 10b5-1 committee.

Clawback Policy
We endeavor to make a substantial portion of our executive officers’ compensation dependent on our overall financial performance. We have a clawback policy in which we may seek the recovery or forfeiture of incentive compensation paid by us, including cash, equity or equity-based compensation in the event we restate our financial statements under certain circumstances. The clawback policy applies to our Section 16 officers, any employee who was eligible to receive incentive compensation and whose conduct contributed to the need for a restatement and any other former Section 16 officer or other employee who contributed to the need for a restatement.
Stock Ownership Guidelines
To further align the interests of senior management and stockholders, we adopted stock ownership guidelines in 2019 that require our executive officers and non-employee directors to own minimum amounts of the Company’s common stock. The minimum levels of stock ownership for our executive officers are as follows:
Officer Level	Ownership Guideline
Chief Executive Officer	5x annual base salary
Chief Financial Officer	2x annual base salary
Senior Vice President	2x annual base salary
Vice President	1x annual base salary

Directors who are not also executive officers of the Company are required to hold shares of the Company’s common stock with a value equal to three times the amount of the annual retainer paid to directors. Stock ownership levels must be achieved by each executive officer and director within five years of the adoption of the guidelines or within five years of the individual’s first appointment as an executive officer or director, as applicable, whichever is later. Until the applicable stock ownership guideline is achieved, individuals are encouraged to retain an amount equal to 50% of the net shares obtained through the Company’s stock incentive plans. Stock that counts toward satisfaction of the guidelines includes: (i) shares of common stock owned directly by the executive officer or director; (ii) shares of common stock owned indirectly by the executive officer or director (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the executive officer or director or his or her family), whether held individually or jointly; (iii) shares of common stock held under the Company’s employee stock purchase plan; (iv) shares granted under the Company’s long-term incentive plans; (v) shares represented by amounts invested in the Company’s 401(k) plan; and (vi) shares purchased in the open market. As of the date of this filing all of our executive officers and directors are still within the five year transition period for the guidelines.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the IR Code places restrictions on the deductibility of executive compensation paid by public companies. In 2019, the tax deductibility of our executive compensation was not a material factor in our compensation committee’s deliberations.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. In 2019, the accounting consequences of our executive compensation was not a material factor in our compensation committee’s deliberations.

Compensation Committee Report
The compensation committee has reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the Board that the section titled “Compensation Discussion and Analysis” be included in this Proxy Statement.
Respectfully submitted,
COMPENSATION COMMITTEE
William H. Yeh, Chairman
Min-Chu (Mike) Chen
Che-Wei Lin

Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered during the fiscal years ended December 31, 2019, 2018 and 2017, as applicable for the years that the individuals were deemed to be named executive officers.
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Chih-Hsiang (Thompson) Lin President and Chief Executive Officer	2019	$520,375	—	$1,172,800	$397,376	$62,053	$2,152,604
	2018	$498,676	$338,869	$3,809,880	—	$58,071	$4,705,496
	2017	$453,342	$404,332	$4,508,400	—	$41,641	$5,407,715
Stefan J. Murry Chief Financial Officer and Chief Strategy Officer	2019	$341,617	—	$224,884	$142,846	$28,913	$738,260
	2018	$321,825	$136,920	$732,566	—	$22,611	$1,213,922
	2017	$292,553	$148,022	$939,250	—	$31,094	$1,410,919
Hung-Lun (Fred) Chang Senior Vice President and North America General Manager	2019	$314,601	—	$211,104	$131,040	$34,961	$691,706
	2018	$295,758	$117,799	$766,254	—	$29,083	$1,208,894
	2017	$245,645	$125,944	$976,820	—	$24,163	$1,372,573
Shu-Hua (Joshua) Yeh(6) Senior Vice President and Asia General Manager	2019	$314,234	$7,792	$224,884	$129,871	$32,298	$709,079
	2018	$297,553	$125,380	$799,406	—	$36,808	$1,259,147
	2017	$240,943	$139,665	$1,051,960	—	$24,581	$1,457,149
David C. Kuo Vice President, General Counsel and Secretary	2019	$213,391	$2,235	$124,903	$74,499	$26,489	$441,517
	2018	$198,833	$67,905	$426,707	—	$17,453	$710,898
	2017	$176,255	$78,872	$563,550	—	$21,792	$840,469

(1)
Includes amounts earned but deferred at the election of the named executive officers under our 401(k) plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2)
Amounts in this column reflect discretionary cash bonuses awarded by the compensation committee following its performance review of each named executive officer, which, for 2019, are in addition to the bonuses earned pursuant to the annual cash incentive plan for 2019.

(3)
The compensation committee makes equity grants in the spring based on achievement of the prior year’s performance objectives. The amounts above represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock unit awards granted in the applicable year, disregarding the estimate of time-based forfeitures. The assumptions used in calculating the grant date fair value of the restricted stock units reported in Note B to the consolidated financial statements included in our Annual Report for 2019. The amounts reported in this column do not correspond to the actual economic value that may be received by the named executive officers for the restricted stock units.

(4)
Amounts in this column reflect amounts earned pursuant to our 2019 annual cash incentive plan based on the Company’s achievement of performance metrics and targets established by the compensation committee. The performance metrics and targets for these awards are described in the section titled “Compensation Discussion and Analysis” above.

(5)
Includes life insurance premiums paid by us for the benefit of the named executive officers and the Company’s 401(k) matching contributions and mandatory foreign pension contribution made by the Company on behalf of the executive officers. The 401(k) matching contributions for each executive in the 2019 year were as follows: for each of Messrs. Lin, Murry, Chang and Kuo $11,000. The foreign pension contribution made by the Company on behalf of Mr. Yeh was $3,602. In addition, the cost of personal use of a Company provided car is included for our CEO, with the amount determined based on the cost of the lease of the corporate car related to the proportion of mileage the car was driven for non-business trips. Mr. Yeh also received housing in Ningbo, China worth $13,159 during 2019. Also includes accrued by unused vacation amounts that were paid in cash in 2019.

(6)
The amounts shown for Mr. Yeh for 2019 have been converted from NTD (New Taiwan dollars) and RMB (Chinese Yuan Renminbi), as applicable, to USD (United States dollars), using the exchange rate on December 31, 2019, which was 29.91 NTD = $1 USD and 6.96 RMB = $1 USD, respectively. The amounts shown for Mr. Yeh for 2018 have been converted from NTD (New Taiwan dollars) and RMB (Chinese Yuan Renminbi), as applicable, to USD (United States dollars), using the exchange rate on December 31, 2018, which was 30.58 NTD = $1 USD and 6.88 RMB = $1 USD, respectively. For 2017 the amounts have been converted from NTD (New Taiwan dollars) and RMB (Chinese Yuan Renminbi), as applicable, to USD (United States dollars), using the exchange rate on December 31, 2017, which was 29.76 NTD = $1 USD and 6.53 RMB = $1 USD, respectively.
Grants of Plan-Based Awards
The following table presents information about grants of plan-based awards made to our named executive officers during the year ended December 31, 2019:
Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Chih-Hsiang (Thompson) Lin	2/12/2019	1	383,938	479,923	80,000	1,172,800
Stefan J. Murry	2/12/2019	1	138,016	172,520	15,340	224,884
Hung-Lun (Fred) Chang	2/12/2019	1	126,609	158,261	14,400	211,104
Shu-Hua (Joshua) Yeh	2/12/2019	1	126,446	158,057	15,340	224,884
David C. Kuo	2/12/2019	1	71,979	89,974	8,520	124,903

(1)
Amounts in these columns reflect cash bonus amounts that each named executive officer could have potentially earned under the 2019 Cash Incentive Plan for performance in 2019, based on the Company’s achievement of corporate performance metrics established by the compensation committee. For a description of the 2019 Cash Incentive Plan, see the section titled “Compensation Discussion and Analysis” above, and for a description of the cash bonus amounts that were earned and awarded under the 2019 Cash Incentive Plan, see the “Summary Compensation Table” above.

(2)
The compensation committee selected GAAP revenue and non-GAAP operating loss as the performance metrics for purposes of the cash incentive plan. See the section titled “Compensation Discussion and Analysis” above for how these metrics are defined.

(3)
Reflects awards of restricted stock units that were granted to our named executive officers during 2019 based on our performance in 2018. The compensation committee selected GAAP revenue and non-GAAP operating loss as the performance metrics for purposes of the restricted stock units. The awards vest in substantially equal installments each quarter over a four-year period.

(4)
See footnote 3 to the Summary Compensation Table for information regarding the calculation of the grant date fair value of the awards of restricted stock units granted during 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
For a more detailed discussion of the amounts set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table, please see the section titled “Compensation Discussion and Analysis” above.
Cash Bonuses
Each named executive officer is eligible to earn an annual performance-based cash incentive based on achievement of Company goals, determined by our compensation committee at the beginning of each year. See the section entitled “Compensation Discussion and Analysis” above for the material terms of the 2019 program.
Equity-based compensation
Each of the RSUs described above were earned in respect of performance in 2018. See the Section entitled “Compensation Discussion and Analysis” above for the material terms of these awards. These awards vest in substantially equal installments each quarter over a four-year period. Such RSUs may be subject to acceleration in the event of our change of control (if not assumed or replaced) or the executive officer’s termination without cause, resignation for good reason, death or disability.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019.
Name	Grant Year	Option Awards				Stock Awards
		Number of Shares Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(8)
		Exercisable	Unexercisable
Chih-Hsiang (Thompson) Lin	2013	135,348(2)	—	$9.96	September 26, 2023	—	—
	2014	30,000(3)	—	$13.84	January 28, 2024	—	—
	2016	—	—	—	—	7,050(4)	$83,754
	2017	—	—	—	—	37,500(5)	$445,500
	2018	—	—	—	—	64,125(6)	$761,805
	2019	—	—	—	—	65,000(7)	$772,200
Stefan J. Murry	2013	11,000(2)	—	$9.96	September 26, 2023	—	—
	2014	5,000(3)	—	$13.84	January 28, 2024	—	—
	2016	—	—	—	—	1,750(4)	$20,790
	2017	—	—	—	—	7,813(5)	$92,818
	2018	—	—	—	—	12,330(6)	$146,480
	2019	—	—	—	—	12,464(7)	$148,072
Hung-Lun (Fred) Chang	2013	1,125(2)	—	$9.96	September 26, 2023	—	—
	2014	1,100(3)	—	$13.84	January 28, 2024	—	—
	2016	—	—	—	—	1,250(4)	$14,850
	2017	—	—	—	—	8,125(5)	$96,525
	2018	—	—	—	—	12,897(6)	$153,216
	2019	—	—	—	—	11,700(7)	$138,996
Shu-Hua (Joshua) Yeh	2013	5,000(1)	—	$7.50	January 18, 2023	—	—
	2013	12,000(2)	—	$9.96	September 26, 2023	—	—
	2014	5,000(3)	—	$13.84	January 28, 2024	—	—
	2016	—	—	—	—	1,750(4)	$20,790
	2017	—	—	—	—	8,750(5)	$103,950
	2018	—	—	—	—	13,455(6)	$159,845
	2019	—	—	—	—	12,464(7)	$148,072
David C. Kuo	2016	—	—	—	—	750(4)	$8,910
	2017	—	—	—	—	4,688(5)	$55,693
	2018	—	—	—	—	7,182(6)	$85,322
	2019	—	—	—	—	6,923(7)	$82,245

(1)
The amounts reported reflect shares of common stock underlying stock options granted in calendar year 2013 under our 2006 Incentive Share Plan. The stock options vested over a four-year period.

(2)
The amounts reported reflect shares of common stock underlying stock options granted in calendar year 2013 under our 2013 Plan. The stock options vested over a four-year period.

(3)
The amounts reported reflect shares of common stock underlying stock options granted in calendar year 2014 under our 2013 Plan. The stock options vested over a four-year period.

(4)
The amounts reported reflect shares of common stock underlying restricted stock awards granted in calendar year 2016 under our 2013 Plan. The RSA’s vest in substantially equal installments each quarter over a four-year period, subject to continued service through each applicable vesting date.

(5)
The amounts reported reflect RSUs granted in calendar year 2017 under our 2013 Plan. The RSUs vest in substantially equal installments each quarter over a four-year period, subject to continued service through each applicable vesting date.

(6)
The amounts reported reflect RSUs granted in calendar year 2018 under our 2013 Plan. The RSUs vest in substantially equal installments each quarter over a four-year period, subject to continued service through each applicable vesting date.

(7)
The amounts reported reflect RSUs granted in calendar year 2019 under our 2013 Plan. The RSUs vest in substantially equal installments each quarter over a four-year period, subject to continued service through each applicable vesting date.

(8)
The market value of the outstanding stock awards was calculated using the closing price of our common stock on December 31, 2019 (the last trading day of 2019) of $11.88.

Option Exercises and Stock Vested
The following table sets forth information regarding stock options that were exercised and stock awards that vested for each of our named executive officers during 2019.
Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Chih-Hsiang (Thompson) Lin	0	$0	103,638	$1,283,999
Stefan J. Murry	222	$1,230	22,044	$274,002
Hung-Lun (Fred) Chang	0	$0	20,245	$250,653
Shu-Hua (Joshua) Yeh	0	$0	23,294	$289,513
David C. Kuo	0	$0	11,764	$145,853

(1)
The value realized on exercise of option awards was calculated using the closing price of our common stock on the day prior to the applicable exercise date for each option less the exercise price applicable to the option.

(2)
The value realized on vesting of stock awards was calculated using the closing price of our common stock on the applicable vesting date for each award.

Pension Benefits
We do not currently sponsor or maintain any defined benefit plans or supplemental executive retirement plans, for our named executive officers.
Nonqualified Deferred Compensation
We do not currently sponsor or maintain any non-qualified deferred compensation plans for our named executive officers.
Potential Payments Upon Termination and Change of Control
The following discussion reflects the payments and benefits that each of the named executive officers would have been eligible to receive in the event of certain terminations, assuming that each such termination occurred on December 31, 2019.
Employment Agreements
We maintain employment agreement with Dr. Lin, Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo. The employment agreement with Dr. Lin provides that, if our Board terminates his employment for any reason other than Cause or if he resigns for Good Reason outside of the Change of Control Period, each as defined below, he will be entitled to receive (i) a payment equal to one year’s base salary as in effect immediately prior to termination, (ii) a payment equal to his full target bonus as in effect immediately prior to termination and (iii) $15,000, (which may be used for benefit continuation under COBRA or for any other purpose), which amounts will be paid periodically in installments over the 12 months following his separation from service. The employment agreements with Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, each provide that, if our Board terminates his employment for any reason other than Cause or if he resigns for Good Reason outside of the Change of Control Period (as defined below), he will be entitled to receive (i) a payment equal fifty percent

(50%) of base salary as in effect immediately prior to termination, (ii) a payment equal to fifty percent (50%) of his full target bonus as in effect immediately prior to termination and (iii) $15,000, (which may be used for benefit continuation under COBRA or for any other purpose). The severance benefits that may arise as a result of a termination prior to a Change of Control will be paid in a lump sum.
Dr. Lin, Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, each have provisions in their employment agreements that provide for “double-trigger” severance. Specifically, if, within the Change of Control Period, the executive’s employment is terminated by the executive for Good Reason or by our Company other than for Cause, then in lieu of the severance benefits described in the preceding paragraph, the executive will be entitled to receive the following: (i) a lump sum payment equal to one year’s base salary as in effect immediately prior to termination; (ii) a lump sum payment equal to his full target bonus as in effect immediately prior to termination; (iii) $10,000 ($15,000 for Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo) which may be used for benefit continuation under COBRA or for any other purpose and (iv) accelerated vesting of the executive’s awards granted under any incentive share plan or equity incentive plan of the Company, with all vested options becoming exercisable for an extended period following termination of employment. For Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, the severance benefits that may arise as a result of termination during the Change of Control Period will be paid in a lump sum. For Dr. Lin, the severance benefits that may arise as a result of termination within one year following a Change of Control will be paid in a lump sum. Additionally, Dr. Lin’s employment agreement provides him with a potential tax gross-up payment to make him whole for any excise taxes that he would owe resulting from the application of the excise tax provisions under Section 280G of the Internal Revenue Code of 1986. None of the other employment agreements with our executive officers provide any right to a tax gross-up.
To receive the severance benefits described above, each executive must execute a release agreement in favor of the Company and its affiliates, which will include a reasonable agreement to cooperate for a period of six months following the employment termination date and a mutual non-disparagement clause. In consideration of the severance benefits described above, each executive has also agreed to be subject to a non-compete provision for a period of 12 months following his separation from service and to maintain the confidentiality of Company information.
Each employment agreement generally defines “Cause” as, following written notice to the executive and the executive’s failure to cure such occurrence(s): (i) conviction or plea of nolo contendre to any felony offense or to a crime of moral turpitude; (ii) commission of willful misconduct or violation of law in connection with the performance of his duties, including (a) misappropriation of funds or property, (b) attempting to secure personally any profit in connection with any transaction entered into on behalf of our Company, or (c) making any material misrepresentation to our Board, our Company or its affiliates; (iii) material violation or failure to comply with our Company policy; (iv) material breach of the employment agreement; or (v) the willful and continued failure or neglect to substantially perform his duties with our Company. “Good Reason” is defined to include: (i) the executive’s assignment to duties inconsistent with his position or title; (ii) reduction in his base compensation, except as part of an overall cost reduction program that affects all senior executives and does not disproportionately affect the executive; (iii) any purported termination of the executive by our Company other than for disability or Cause or a voluntary resignation initiated by the executive, except for a voluntary termination for Good Reason; (iv) failure of any successor entity to our Company to expressly assume the employment agreement; and (v) material breach by our Company of the agreement.
Each employment agreement generally provides that a “Change of Control” is deemed to occur if: (i) individuals who constitute the Board of our Company on the date of the employment agreement (“Incumbent Directors”) cease to constitute at least a majority of our Board; provided, that any individual whose election or nomination for election by the stockholders was approved by a majority of the then Incumbent Directors shall be considered an Incumbent Director, with certain exceptions; or (ii) the stockholders of our Company approve (1) any merger, consolidation or recapitalization of our Company or any sale of substantially all of its assets where (a) the stockholders of our Company prior to the transaction do not, immediately thereafter, own at least 51% of both the equity and voting power of the surviving entity or (b) the Incumbent Directors at the time of the approval of the transaction would not immediately thereafter constitute a majority of the Board of the surviving entity, or (2) any plan of liquidation or dissolution of our Company.

Under the employment agreements, the “Change of Control Period” means: with respect to Dr. Lin, one year after a Change of Control and with respect to Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, within six months prior to a Change of Control or within one year after a Change of Control.
Restricted Stock and Restricted Stock Unit Awards
The restricted stock and restricted stock unit awards we have granted to our named executive officers provide for full acceleration upon a named executive officer’s termination of employment due to death or disability, as well as on a termination without cause or resignation for good cause during the Change of Control Period. In addition, if the acquiring entity in a Change in Control refuses to assume or replace outstanding awards of any plan participant, that participant’s awards will become fully vested.
The following table reflects the payments and benefits that each of the named executive officers would have been eligible to receive in the event of certain terminations or a Change of Control, assuming that each such event occurred on December 31, 2019. The acceleration of equity awards was calculated using the closing price of our common stock on December 31, 2019 (the last trading day of 2019) of $11.88. Amounts that could actually become due upon any termination cannot be known with certainty until the event occurs.

Name and Principal Position	Termination Without Cause or Resignation For Good Reason, Outside of the Change of Control Period ($)(1)	Termination Without Cause or Resignation For Good Reason, Within the Change of Control Period ($)(2)	Termination Due to Death or Disability ($)(3)	Change in Control – Awards Not Assumed ($)(4)
Chih-Hsiang (Thompson) Lin
Salary and Bonus	$917,751	$917,751	—	—
Other Cash Payments	$15,000	$10,000	—	—
Accelerated Equity	—	$4,027,593	$4,027,593	$4,027,593
Tax Gross-Up	—	$991,069	—	—
Total	$932,751	$5,946,413	$4,027,593	$4,027,593
Stefan J. Murry
Salary and Bonus	$242,232	$484,463	—	—
Other Cash Payments	$15,000	$15,000	—	—
Accelerated Equity	—	$598,241	$598,241	$598,241
Total	$257,232	$1,097,704	$598,241	$598,241
Hung-Lun (Fred) Chang
Salary and Bonus	$222,851	$445,641	—	—
Other Cash Payments	$15,000	$15,000	—	—
Accelerated Equity	—	$430,020	$430,020	$430,020
Total	$237,821	$890,661	$430,020	$430,020
Shu-Hua (Joshua) Yeh
Salary and Bonus	$226,276	$452,552	—	—
Other Cash Payments	$15,000	$15,000	—	—
Accelerated Equity	—	$694,018	$694,018	$694,018
Total	$241,276	$1,161,570	$694,018	$694,018
David C. Kuo
Salary and Bonus	$145,063	$290,125	—	—
Other Cash Payments	$15,000	$15,000	—	—
Accelerated Equity	—	$232,171	$232,171	$232,171
Total	$160,063	$537,296	$232,171	$232,171

(1)
Amounts shown in this column reflect the payments and benefits that the named executive officers would have been eligible to receive in the event of a termination without Cause or resignation for Good Reason on December 31, 2019 assuming that such date was not during the Change of Control Period.

(2)
Amounts shown in this column reflect the payments and benefits that the named executive officers would have been eligible to receive in the event of a termination without Cause or resignation for Good Reason on December 31, 2019 assuming that such date was during the Change of Control Period, which (1) with respect to Mr. Lin, means one year after a Change of Control and (2) with respect to Dr. Murry, Dr. Chang, Mr. Yeh and Mr. Kuo, means within six months prior to a Change of Control or within one year after a Change of Control.

(3)
Amounts shown in this column reflect the payments and benefits that the named executive officers would have been eligible to receive in the event of a termination due to death or disability on December 31, 2019.

(4)
Under the 2013 Equity Incentive Plan, if the acquirer refuses to assume or replace an outstanding award, it will become fully vested.

CEO Pay-Ratio Disclosure
Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the total compensation for the median employee of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for fiscal 2019 was $2,152,804, and the total compensation for the median employee of all of our employees (excluding our CEO) for fiscal 2019 was $15,620.

Based on these amounts, we estimate the ratio of our CEO’s total compensation for fiscal 2019 to the total compensation for the median employee of all of our employees (excluding our CEO) for fiscal 2019 to be 138 to 1.
We selected December 31, 2019, which is the last day of the Company’s 2019 fiscal year, as the date we would use to identify our median employee. To find the median employee of all our employees (excluding our CEO), we used the employee’s compensation from our payroll records; compensation includes base salary, bonus and RSU grants. In making our determination, we did not annualize the base compensation for those employees who did not work for the Company for the entire fiscal year and did not annualize the base compensation of seasonal or temporary employees. We also did not make any cost-of-living adjustments in identifying the median employee. We used the December 31, 2019 exchange rates of 6.96 RMB to 1 USD and 29.91 NTD to 1 USD for our calculations.
In evaluating our CEO pay-ratio for fiscal 2019, we believe stockholders should take into account that approximately 81.62% of our employees as of December 31, 2019 were employed by us in production facilities in China and Taiwan (including the median employee whose compensation was used to calculate the CEO pay-ratio as described above). If we included only our employees based in the U.S. in this analysis, we estimate the total compensation for the median employee of all our U.S. employees for fiscal 2019 would be $43,427 and the ratio of our CEO’s total compensation for fiscal 2019 to the total compensation for the median employee of all our U.S. employees (excluding our CEO) for fiscal 2019 would be 150 to 1.
This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Compensation of Directors
For the year ended December 31, 2019, each of our non-employee directors received an annual retainer equal to $45,000. Non-employee directors who served as members of our audit committee, our compensation committee or our nominating and corporate governance committee received an additional $10,000, $7,000 or $8,000 prorated annual retainer, respectively. Non-employee directors who served as the chairman of our audit committee, chairman of our compensation committee, and chairman of our nominating and corporate governance committee, received an additional $10,000, $7,000 and $5,000 prorated annual retainer, respectively, in addition to the annual retainer for committee membership described in the preceding sentence. The cash retainers were paid quarterly.
In addition, for 2019 each of our non-employee directors was awarded with a number of restricted stock units under the 2013 Plan equal to $115,000, divided by the market closing price of our common stock on the date of grant. All restricted stock units awards granted to our non-employee directors vest in equal monthly amounts over the first twelve months following the date of grant, subject to early termination in accordance with their terms. The stock grant was made following the election of directors at the annual meeting on May 30, 2019.
Directors were also reimbursed for out-of-pocket expenses incurred in the course of their service on the Board or its committees. Dr. Lin did not receive any compensation from the Company other than compensation received for serving as an executive officer of the Company.

Director Compensation
The table below sets forth, for each person who served as a non-employee director during 2019, information regarding compensation for service on our Board during 2019.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William H. Yeh	$65,000	$114,998	$179,998
Richard B. Black	$70,000	$114,998	$184,998
Min-Chu (Mike) Chen	$62,000	$114,998	$176,998
Alex Ignatiev	$55,000	$114,998	$169,998
Alan Moore	$55,000	$114,998	$169,998
Che-Wei Lin	$52,000	$114,998	$166,998

(1)
Reflects the aggregate dollar amount of fees earned or paid in cash for services as a non-employee director, including committee membership fees, fees for serving as a committee chairperson, and board and committee meeting fees.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock unit awards granted in 2019. The assumptions used in calculating the grant date fair value of the restricted stock units reported in Note B to the consolidated financial statements included in our Annual Report. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the named executive officers for the restricted stock units. As of December 31, 2019, each of the current non-employee directors held the following number of outstanding restricted stock units: Mr. Yeh, 6,403; Mr. Black, 6,403; Dr. Chen, 6,403; Dr. Ignatiev, 6,403; Mr. Moore, 6,403; and Mr. Lin, 6,403.

EQUITY COMPENSATION PLAN INFORMATION
Currently, the 2013 Plan is our only equity compensation plan that we maintain and that provides for the issuance of our common stock to officers and other employees, directors and consultants (the 1998 Share Incentive Plan, the 2000 Share Incentive Plan, the 2004 Share Incentive Plan, and the 2006 Share Incentive Plan were all merged into the 2013 Plan effective immediately prior to our initial public offering). The 2013 Plan, and each of the equity plans that were merged into it, were approved by our stockholders, prior to our initial public offering. The Company does not maintain any equity incentive plans that have not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plan as of December 31, 2019:
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	1,050,511(1)	$10.21(2)	622,173(3)

(1)
Includes 280,886 subject to outstanding stock option awards and 769,625 shares subject to outstanding restricted stock unit awards as of December 31, 2019.

(2)
The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs since RSUs have no exercise price.

(3)
Includes 622,173 shares of common stock available for issuance in connection with future awards under our 2013 Plan, which represents the initial share reserve of 800,000 shares (adjusted to reflect our 30:1 reverse stock split on August 20, 2013), plus the remaining shares available for issuance under our prior equity incentive plans and any lapsed awards under such prior plans, plus any shares that have been added since the 2013 Plan’s adoption to the share reserve under the 2013 Plan’s “evergreen” provision. Under the 2013 Plan, the maximum aggregate number of common shares that may be issued pursuant to all awards under the 2013 Plan increases annually on the first day of each fiscal year by the number of common shares equal to the lesser of (i) 333,333 shares, (ii) 2% of the total issued and outstanding common shares on the immediately preceding December 31, or (iii) such lesser amount determined by our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
We have a written Related Party Transactions Policy. Pursuant to this Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction.
Related Party Transactions
There was no transaction or series of similar transactions since the beginning of fiscal 2019, or any currently proposed transaction, to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of April 9, 2020 by:
•
each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•
each of our named executive officers;

•
each of our current directors and nominees; and

•
all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by them.
Applicable percentage ownership in the following table is based on 20,253,879 shares of common stock outstanding as of April 9, 2020. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 9, 2020, and restricted stock units, or RSUs, which vest or will vest within 60 days of April 9, 2020, are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options or RSUs, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).
Unless otherwise noted below, the address of each person listed on the table is c/o Applied Optoelectronics, Inc., 13139 Jess Pirtle Blvd, Sugar Land, Texas 77478.

Names of Beneficial owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders:
BlackRock, Inc.(1)	3,001,214	14.82%
Citadel Advisors LLC and related entities and persons(2)	2,080,949	10.27%
Vanguard Group Inc.(3)	1,339,337	6.61%
D. E. Shaw & Co., L.P. and related entities and persons(4)	1,248,105	6.16%
Directors and Named Executive Officers:
Chih-Hsiang (Thompson) Lin(5)	745,150	3.64%
Che-Wei Lin(6)	56,538	*
William H. Yeh(7)	67,744	*
Richard B. Black(8)	57,981	*
Alex Ignatiev(9)	39,496	*
Min-Chu (Mike) Chen(10)	51,850	*
Alan Moore(11)	261,519	1.29%
Hung-Lun (Fred) Chang(12)	42,133	*
Stefan J. Murry(13)	44,199	*
Shu-Hua (Joshua) Yeh(14)	95,657	*
David Kuo(15)	20,184	*
All executive officers and directors as a group (11 persons)(16)	1,482,441	7.22%

(1)
Based on a Schedule 13G filed with the SEC on February 4, 2020, BlackRock, Inc., a Delaware corporation, reported that as of December 31, 2019, it had sole voting power over 2,966,700 shares and sole dispositive power over 3,001,214 shares and that its address is BlackRock Inc., 55 East 52nd Street, New York, New York, 10055.

(2)
Based on a Schedule 13G filed with the SEC on February 14, 2020, Citadel Advisors LLC reported that as of December 31, 2019, it had sole voting and dispositive power over 0 shares, and shared voting and dispositive power over 1,792,909 shares, and that its address is Citadel Advisors LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. Based on the Schedule 13G: Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager for Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company, (“CG”) and Citadel Equity Fund Ltd., a Cayman Islands limited company (“CEFL”); Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors; Citadel GP LLC, a Delaware limited liability company (“CGP”), is the general partner of CAH; CALC IV LP, a Delaware limited partnership (“CALC4”), is the non-member manager of CRBU Holdings LLC, a Delaware limited liability company (“CRBH”), and Citadel Securities LLC, a Delaware limited liability company; Citadel Securities GP LLC a Delaware limited liability company (“CSGP”), is the general partner of CALC4; and Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Citadel Advisors may be deemed to beneficially own 1,792,909 shares; CAH and CGP may each be deemed to beneficially own 1,792,909 shares; CAH and CGP may each be deemed to beneficially own 1,792,909 shares; Citadel Securities LLC may be deemed to beneficially own 231,808 shares; CALC4 and CSGP may each be deemed to beneficially own 288,040 shares; and Mr. Griffin may be deemed to beneficially own 2,080,949 shares.

(3)
Based on a Schedule 13G filed with the SEC on February 11, 2020, Vanguard Group Inc., a Pennsylvania corporation, reported that as of December 31, 2019, it had sole voting power over 16,033 shares and sole dispositive power over 1,323,304 shares and that its address is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on a Schedule 13G filed with the SEC on March 16, 2020: D. E. Shaw Valence Portfolios, L.L.C. reported that as of March 5, 2020, it had sole voting power and sole dispositive power over 0 shares, but shared voting power and shared dispositive power over 1,056,356 shares; D. E. Shaw & Co., L.L.C. reported that as of March 5, 2020, it had sole voting power and sole dispositive power over 0 shares, but shared voting power and shared dispositive power over 1,159,918 shares; D. E. Shaw & Co., L.P. reported that as of March 5, 2020, it had sole voting power and sole dispositive power over 0 shares, but shared voting power over 1,245,405 shares and shared dispositive power over 1,248,105 shares; and David E. Shaw reported that as of March 5, 2020, he had sole voting power and sole dispositive power over 0 shares, but shared voting power over 1,245,405 shares and shared dispositive power over 1,248,105 shares. Based on this Schedule 13G, the business address for each such reporting is 1166 Avenue of the Americas, 9th Floor, New York, New York, 10036. The Schedule 13G reported that David E. Shaw is the president and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw

Oculus Portfolios, L.L.C. and the managing member of D. E. Shaw Investment Management, L.L.C. and D. E. Shaw Adviser, L.L.C., which in turn is the investment adviser of D. E. Shaw Asymptote Portfolios, L.L.C., and that, by virtue of these positions, David E. Shaw may be deemed to be the beneficial owner of the shares reported in this Schedule 13G.
(5)
Includes (i) 165,348 shares of common stock issuable upon the exercise of stock options within 60 days of April 9, 2020; (ii) 548,498 shares of common stock; and (iii) 31,294 RSUs which vest within 60 days of April 9, 2020. Dr. Lin is our President, Chief Executive Officer and Chairman of the Board.

(6)
Includes (i) 53,336 shares of common stock and (ii) 3,202 RSUs which vest within 60 days of April 9, 2020. Mr. Lin is a member of our Board.

(7)
Includes (i) 64,542 shares of common stock and (ii) 3,202 RSUs which vest within 60 days of April 9, 2020. Mr. Yeh is a member of our Board.

(8)
Includes (i) 46,617 shares of common stock and (ii) 3,202 RSUs which vest within 60 days of April 9, 2020 and (iii) 8,162 shares of common stock held of record by Heather B. Black Revocable Trust, which Heather Black is trustee and has the sole voting and dispositive power over such shares. Ms. Black is Mr. Black’s spouse. Mr. Black is a member of our Board.

(9)
Includes (i) 36,294 shares of common stock and (ii) 3,202 RSUs which vest within 60 days of April 9, 2020. Dr. Ignatiev is a member of our Board.

(10)
Includes (i) 33,648 shares of common stock; (ii) 3,202 RSUs which vest within 60 days of April 9, 2020 and (iii) 15,000 shares of common stock held of record by Yuh-Mei Chung. Ms. Chung is Dr. Chen’s spouse. Dr. Chen is a member of our Board.

(11)
Includes (i) 258,317 shares of common stock and (ii) 3,202 RSUs which vest within 60 days of April 9, 2020. Mr. Moore is a member of our Board.

(12)
Includes (i) 2,225 shares of common stock issuable upon the exercise of stock options within 60 days of April 9, 2020; (ii) 32,255 shares of common stock; and (iii) 7,653 RSUs which vest within 60 days of April 9, 2020. Dr. Chang is our Senior Vice President and North America General Manager.

(13)
Includes (i) 16,000 shares of common stock issuable upon the exercise of stock options within 60 days of April 9, 2020; (ii) 20,225 shares of common stock; and (iii) 7,974 RSUs which vest within 60 days of April 9, 2020. Dr. Murry is our Chief Financial Officer and Chief Strategy Officer.

(14)
Includes (i) 22,000 shares of common stock issuable upon the exercise of stock options within 60 days of April 9, 2020; (ii) 65,537 shares of common stock; and (iii) 8,120 RSUs which vest within 60 days of April 9, 2020. Mr. Yeh is our Senior Vice President and Asia General Manager.

(15)
Includes (i) 15,513 shares of common stock; and (ii) 4,671 RSUs which vest within 60 days of April 9, 2020. Mr. Kuo is our Vice President, General Counsel and Corporate Secretary.

(16)
Includes (i) 205,573 shares of common stock issuable upon the exercise of stock options within 60 days of April 9, 2020; (ii) 1,174,782 shares of common stock; (iii) 78,924 RSUs which vest within 60 days of April 9, 2020 and (v) 23,162 shares of common stock held by beneficial ownership.

STOCKHOLDER PROPOSALS OR NOMINATIONS
TO BE PRESENTED AT NEXT ANNUAL MEETING
Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2021 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on December 24, 2020 (120 days prior to the anniversary of this year’s mailing date). Stockholders must comply with the procedures and requirements of Rule 14a-8 for their proposal to be included on our proxy statement for the 2021 annual meeting.
Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement. Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the Board for actions on such proposals. For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.
In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2021 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given), which for 2021, will be no earlier than the close of business on February 4, 2021 nor later than the close of business on March 8, 2021. The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2021 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2020 Annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2021 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, as applicable, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
TRANSACTION OF OTHER BUSINESS
As of the date of this Proxy Statement, the Board knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.
HOUSEHOLDING
The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the proxy card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement and Annual Report, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061 or (866) 540-7095. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.
By order of the Board,
David Kuo
General Counsel and Corporate Secretary
April 24, 2020

APPLIED OPTOELECTRONICS, INC.

APPLIED OPTOELECTRONICS, INC.
ATTN: LEGAL DEPARTMENT
13139 JESS PIRTLE BLVD.
SUGAR LAND, TX 77478

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/3/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/3/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each nominee:

	For All	Withhold All	For All Except
1. Class I Directors for Election:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Che-Wei Lin 02 Elizabeth Loboa

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000461043_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

APPLIED OPTOELECTRONICS, INC.
Annual Meeting of Stockholders
June 4, 2020 9:30 A.M. Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Chih-Hsiang (Thompson) Lin and David Kuo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side hereof, all of the shares of common stock of APPLIED OPTOELECTRONICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:30 A.M. (Central Time) on June 4, 2020, at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees listed in Proposal 1, and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side

0000461043_2 R1.0.1.18